     As filed with the Securities and Exchange Commission on July 12, 1999
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              INKTOMI CORPORATION
             (Exact name of Registrant as specified in its charter)

               Delaware                                      94-3238130
     (State or other jurisdiction of                       (IRS Employer
      incorporation or organization)                   Identification Number)

                      1900 South Norfolk Street, Suite 310
                          San Mateo, California 94403
                                 (650) 653-2800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                               JERRY M. KENNELLY
                            Chief Financial Officer
                              Inktomi Corporation
                      1900 South Norfolk Street, Suite 310
                          San Mateo, California 94403
                                 (650) 653-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

          DOUGLAS H. COLLOM                          JOHN L. SAVVA
           ROGER E. GEORGE                          DAVID A. RIVERA
           DEBORAH M. CHANG                       Sullivan & Cromwell
   Wilson Sonsini Goodrich & Rosati        1888 Century Park East, 21st Floor
       Professional Corporation              Los Angeles, California 90067
          650 Page Mill Road                         (310) 712-6600
     Palo Alto, California 94304
            (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                           Proposed          Proposed
                                                            Maximum           Maximum
        Title of Each Class            Amount to be     Offering Price       Aggregate         Amount of
  of Securities to be Registered        Registered       Per Share(1)    Offering Price(1) Registration fee
-----------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value..    3,795,000 Shares       $139.13        $527,998,350        $146,784
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on July 8, 1999.

                                ---------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated July 12, 1999.

                                3,300,000 Shares

                              Inktomi Corporation
[INKTOMI LOGO]
                                  Common Stock

                                 ------------

  Inktomi Corporation is offering 2,015,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,285,000 shares. Inktomi will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

  The common stock is quoted on the Nasdaq National Market under the symbol "INKT". The last reported sale price of the common stock on July 8, 1999 was $139.88 per share.

  See "Risk Factors" beginning on page 4 to read about the risk factors you should consider before buying shares of the common stock.

                                 ------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
   Initial price to public......................................... $     $
   Underwriting discount........................................... $     $
   Proceeds, before expenses, to Inktomi........................... $     $
   Proceeds, before expenses, to the selling stockholders.......... $     $

  To the extent that the underwriters sell more than 3,300,000 shares of common stock, the underwriters have the option to purchase up to an additional 495,000 shares from Inktomi at the initial price to public less the underwriting discount.

                                 ------------

  The underwriters expect to deliver the shares against payment in New York,
New York on August   , 1999.

Goldman, Sachs & Co.                                  Morgan Stanley Dean Witter

            Deutsche Banc Alex. Brown

                         Hambrecht & Quist

                                                             Merrill Lynch & Co.

                                 ------------

                        Prospectus dated July   , 1999.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our supplementary consolidated financial statements and notes to those statements appearing elsewhere in this prospectus. All financial information in this prospectus has been restated to reflect our acquisition of Impulse! Buy Network, Inc. in April 1999.

                              Inktomi Corporation

  We are a leading provider of scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks, particularly the Internet. Our applications fall into two broad categories: network products and portal services. Our Traffic Server application is the foundation of our network products offerings. Traffic Server is a network cache platform designed to enable network providers to manage bandwidth resources more effectively, significantly improve the quality of service for their end users, and offer new and differentiating value-added services. Companies that have licensed Traffic Server include America Online, Bell Canada, BellSouth.net, British Telecommunications, Cable & Wireless USA, CNN Internet Technologies, Concentric Network, Digex (an Intermedia Communications Company), Excite@Home and Telenor Nextel. Our current portal services applications include search, shopping and directory services and are offered to Internet portal and web site customers. Customers for one or more of our portal services offerings include America Online, British Telecommunications, C|NET, GeoCities, Infoseek, LookSmart, Nippon Telegraph and Telephone, Snap!, Wired Digital and Yahoo!.

  We incorporated in California in February 1996 and reincorporated in Delaware in February 1998. References in this prospectus to "Inktomi", "we", "our" and "us" refer to Inktomi Corporation, its predecessor and subsidiaries. Our principal executive offices are located at 1900 S. Norfolk Street, Suite 310, San Mateo, California 94403. Our telephone number is (650) 653-2800.

  Inktomi, the Inktomi logo, Traffic Server and Scaling the Internet are trademarks or registered trademarks of Inktomi. Each tradename, trademark or service mark of any other company appearing in this prospectus belongs to the holder.

                                  The Offering

  The following information is given as of March 31, 1999 and assumes that the underwriters do not exercise the option granted by Inktomi to purchase additional shares in the offering. See "Underwriting".

 Shares offered by Inktomi.................... 2,015,000 shares

 Shares offered by the selling stockholders... 1,285,000 shares

 Shares to be outstanding after the offering.. 51,567,255 shares

 Nasdaq National Market symbol................ "INKT"

 Use of proceeds.............................. For general corporate purposes, including working capital, the
                                               expansion of our core business,
                                               investments in new business
                                               segments and capital
                                               expenditures, and potential
                                               acquisitions of complementary
                                               businesses, products and
                                               technologies.

  We are obligated to issue shares of our common stock upon exercise of options and warrants outstanding at March 31, 1999, in addition to the shares of common stock to be outstanding after this offering. These shares, when issued, include:

  . 7,779,020 shares of common stock reserved for issuance under our stock option and stock purchase plans, of which 6,594,665 shares were issuable upon exercise of outstanding options.

  . 1,437,460 shares of common stock issuable upon exercise of outstanding warrants.

                         Summary Financial Information
                     (in thousands, except per share data)

  The "As Adjusted" balance sheet data below reflect the application of the net proceeds from the sale of 2,015,000 shares of our common stock at an assumed initial price to public of $139.88 per share, after deducting the estimated underwriting discount and offering expenses.

                            February 2,
                               1996
                            (inception)     Year Ended       Six Months Ended
                                to         September 30,        March 31,
                           September 30, ------------------  -----------------
Consolidated Statement of      1996        1997      1998     1998      1999
Operations Data:           ------------- --------  --------  -------  --------
Total revenues...........     $   530    $  5,785  $ 20,438  $ 5,877  $ 25,385
Operating loss...........      (3,431)    (10,183)  (24,958)  (9,656)  (14,547)
Net loss.................      (3,535)    (10,377)  (24,534)  (9,749)  (12,972)
Basic and diluted net
 loss per share..........     $ (0.94)   $  (0.40) $  (0.63) $ (0.26) $  (0.26)
Shares used in
 calculating basic and
 diluted net loss per
 share...................       3,768      25,954    39,130   37,379    48,984

                          At March 31, 1999
                         --------------------
Consolidated Balance      Actual  As Adjusted
Sheet Data:              -------- -----------
Cash, cash equivalents,
 and short-term
 investments............ $119,331  $389,910
Working capital.........  108,516   379,095
Total assets............  154,997   425,576
Debt and capital lease
 obligations, less
 current portion........    6,852     6,852
Total stockholders'
 equity.................  123,979   394,558

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.

We have a history of operating losses, expect to incur future losses, and cannot be certain that we will become a profitable company.

  Inktomi was founded in February 1996 and has a limited operating history. As of March 31, 1999, we had an accumulated deficit of $51.4 million. We have not achieved profitability and expect to continue to incur net losses for at least the next several quarters. We expect to continue to incur significant sales and marketing, product development and administrative expenses across all lines of our business, and in particular in our shopping engine business as we continue to develop and enhance our shopping technology, integrate Impulse! Buy Network, Inc. into our operations and initiate new sales and marketing efforts. As a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot be sure that this growth will continue at the same rate or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be sure that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our business substantially depends upon the success of our Traffic Server product.

  Our future growth substantially depends on the commercial success of our Traffic Server network cache product, which we have licensed to only a small number of customers. We are initially targeting telecommunications carriers and Internet service providers for our Traffic Server product, although we are expanding our customer prospects to include Internet hosting providers, OEM customers and large enterprise customers. Our ability to generate substantial and sustained revenues from our Traffic Server product is dependent upon achieving sales penetration in each of these market segments. The market for large-scale network caching is in its early stages, and we are not sure our target customers will widely adopt and deploy caching technology throughout their networks. Even if they do so, they may not choose our Traffic Server network cache product, because it does not include the features they require, or for technical, cost, support or other reasons. Although we have tested our Traffic Server product prior to making it available to customers, we cannot be sure that we have found and fixed all significant performance errors. If our target customers do not widely adopt and purchase our Traffic Server product, our business, financial condition and results of operations will be adversely affected.

Our business would be harmed if customers choose not to use or promote our search and directory services.

  Revenues from our search and directory services result primarily from the number of end-user searches that are processed by our search engine and directory engine and the level of advertising revenue generated by our Internet portal and other web site customers. Our agreements with customers do not require them to direct end users to our search or directory services or to use the search or directory service at all. For example, in January 1999, Microsoft announced that it had signed an agreement to license online communications technologies to a third party and in exchange would adopt the search technology provided by the third party as the primary search engine for the MSN Network, replacing our search engine. Accordingly, revenues from search and directory services are highly dependent upon the willingness of customers to promote and use the search and directory services we provide, the ability of our customers to attract end users to their online services, the volume of end-user searches that are processed by our search engine and directory engine, and the ability and willingness of customers to sell advertisements on the Internet pages viewed by end users.

Our entry into the online shopping business will require us to develop significant new capabilities and may not be successful.

  Our Internet shopping engine is still under development and is available only in "preview" versions. We are still developing the business model for our shopping engine and anticipate that revenues will be generated by revenue-sharing arrangements with online merchants, and by per-query search fees, advertising revenue and license, support and maintenance fees from Internet portals and other web site customers. The success of our shopping engine will depend on our ability to establish and maintain strong relationships with customers and online merchants, the ability and willingness of our customers to promote our shopping services on their web sites, the dollar volume of online purchases generated by participating merchants, and the level of advertising revenues generated by customers. In addition, the shopping engine will need to collect and organize vast amounts of electronic information from online merchants and publishers of comparative product information. The shopping engine will also need the capability to track and confirm purchases made by end users of our customers' services and to generate invoices for our online merchants to pay revenue-sharing amounts to us. These are highly complex tasks. Developing these capabilities and other features for the shopping engine will require significant additional expenses and management and development resources. Much of this investment is required in advance of generating revenues, which have not been significant to date and are expected to be modest for the next few quarters. We cannot be sure that our entry into the online shopping business will be successful.

The markets in which we operate are highly competitive and we may be unable to compete successfully against new entrants and established companies with greater resources.

  We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We face competition in the overall network infrastructure market as well as the network cache, Internet search/directory and online shopping segments of this market. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

  Competition in the network cache market continues to intensify as new solutions are coming to market and several companies are forming technology alliances and OEM relationships to sell their products. We directly compete with a number of companies that provide caching products and with freeware caching solutions. In addition, we are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Traffic Server. We also believe that Traffic Server may face competition from other providers of competing solutions to network infrastructure problems, including networking hardware and software manufacturers, content distribution providers, traditional hardware manufacturers, telecommunications providers, cable TV/communications providers, software database companies, and large diversified software and technology companies. Many of these companies provide or have announced their intentions to provide a range of software and hardware products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments in which we compete.

  We compete with a number of companies to provide Internet search and directory services, many of which have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading online services and advertisers, and have secured greater presence in distribution channels. Traditionally, our competitors have provided search/directory services directly to end users through their own web sites and have supplied search/directory services to third-party web sites as a supplement to this business. However, we are facing increased competition from several newer competitors that are following our business model of providing Internet search/directory services primarily to Internet portals and other web site customers. These newer competitors have focused on search result relevance and ease of use in providing their services. In addition, large media companies and other Internet-based companies have recently made investments in or acquired Internet search engine companies, and we believe that other large media enterprises may enter or expand their presence in the Internet search and directory market, either directly or indirectly through collaborations or other strategic alliances.

  The market for our shopping engine application is rapidly evolving and intensely competitive. Our current and potential competitors include other providers of shopping technologies and services, and various online retailers and aggregators of merchandise. We believe the principal factors that will draw end users to an online shopping application include brand availability, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. We will have little or no control over many of these factors.

  Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by us. Also, current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

The loss of a key customer could adversely affect our revenues and be perceived as a loss of momentum in our business.

  We have generated a substantial portion of our historical revenues from a limited number of customers. We expect that a small number of customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if we lose a major customer, or in the case of our search engine business, if there is a decline in usage of any customer's search service, our revenues would be adversely affected. In addition, potential customers of Inktomi and public market analysts or investors may perceive any such loss as a loss of momentum in our business, which may adversely affect future opportunities to sell our products and services and cause our stock price to decline. Also, we cannot be sure that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues in any future period.

If we do not meet performance requirements in our portal services agreements, customers may cancel our service or choose a different service.

  Our search engine, directory engine and shopping engine agreements typically include specific performance requirements, including the features provided, reliability, processing speed, size of the Internet database maintained, and frequency of updating the database. In addition, we believe it is important to maintain features and functionality that are not explicitly covered in our agreements, such as high relevance of search and product results. The growing volume of search queries processed by our search engine and the frequency with which we update our portal services to include additional functionality have placed some strain on our operational capability to meet customer requirements. If we do not meet these requirements, customers may cancel our service or choose to use a different service.

Circumstances beyond our control may result in service interruptions which could cause our business to suffer.

  We provide our portal services from multiple data centers, all of which are housed at facilities operated by a single-source hosting provider. Circumstances outside of our control such as fires, earthquakes, power failures, telecommunications failures, sabotage, unauthorized intrusions into our databases and similar events may bring down one or more of our data centers. For example, in June 1998, lightning struck the facility housing our data center in Virginia, interrupting service from this center. In addition, our data center hosting provider has experienced network failures from time to time, which has also interrupted our service. Service interruptions for any reason would reduce our revenues and could result in contract cancellations.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

  We expect that a significant portion of our future revenues will come from licenses of Traffic Server. We further expect that these revenues will come from licenses of Traffic Server to a small number of customers. The volume and timing of orders are difficult to predict because the market for Traffic Server is in its early stages and the sales cycle varies substantially from customer to customer. The cancellation or deferral of even a small number of licenses of Traffic Server would reduce our expected revenues, which would adversely affect our quarterly financial performance. To the extent significant sales occur earlier than expected, operating results for later quarters may not compare favorably with operating results from earlier quarters.

  Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. We plan to significantly increase our operating expenses to launch and support our online shopping business, expand our sales and marketing operations, broaden our customer support capabilities, establish new data centers, develop new distribution channels, and fund greater levels of research and development. A delay in generating or recognizing revenue for the reasons set forth above or for any other reason could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

  Due to these factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts or investors, and the price of our common stock may fall.

Our operating results may fluctuate because the sales cycle for Traffic Server is long.

  To date, our customers have taken a long time to evaluate Traffic Server, and many people within our customers' organizations have been involved in the process. Along with our distribution partners, we spend a significant amount of time educating and providing information to our prospective customers regarding the use and benefits of Traffic Server. Even after purchase, our customers tend to deploy Traffic Server slowly and deliberately, depending on the skill set of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy Traffic Server. The long sales and implementation cycles for Traffic Server may cause license revenues and operating results to vary significantly from period to period.

Our success depends on our ability to expand our sales and support organizations.

  We will need to substantially expand our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products. Our products and services require a sophisticated sales effort targeted at several people within our prospective customers' organizations. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we believe that our future success is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, including OEMs, resellers, systems integrators and joint marketing partners. We seek to sign up distribution partners that have a substantial amount of technical expertise in the computer network and telecommunications industry. Even with this expertise, our distribution partners generally require a significant amount of training and support from us. We cannot be sure that we will be successful in signing up desired distribution partners or that our distribution partners will devote adequate resources or have the technical and other sales capabilities to sell our products.

  Similarly, the complexity of our products and the difficulty of installing them require highly trained customer service and support personnel. We currently have a small customer service and support organization and will need to increase our staff to support new customers, new product lines (such as the recent addition of our shopping engine and directory engine) and the expanding needs of existing customers. Competition for customer service and support personnel is intense in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

Our success depends on our ability to manage growing and changing operations.

  Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations domestically and internationally and have grown our headcount substantially. At June 30, 1998, we had a total of 130 employees and at June 30, 1999 we had a total of 376 employees. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, enhance our internal and external security systems, and continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers, merchants and other third parties.

The legal environment in which we operate is uncertain and claims against us could cause our business to suffer.

  Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end users from a central location. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. These claims have been threatened against us from time to time and have been brought, and sometimes successfully pressed, against online service providers. It is also possible that if any information provided through any of our portal services or facilitated by our Traffic Server product contains errors, third parties could make claims against us for losses incurred in reliance on this information. Further, there is the potential for product liability claims to be asserted against us by end users who purchase goods and services through our shopping engine. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to protect us from all liability that may be imposed.

Internet-related laws could adversely affect our business.

  Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations, and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

The network infrastructure market is rapidly changing and we must develop and introduce new products and technologies to remain competitive.

  The network infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. The increasing scope of our business has led us to allocate additional resources to our current business opportunities and fewer resources to longer term projects. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. Material delays in introducing new products and enhancements may cause customers to forego purchases of our products or purchase those of our competitors.

If we are unable to maintain our relationships with customers and the companies that supply and distribute our products, we may have difficulty selling our products and services.

  We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with key hardware and software vendors, distribution partners and customers. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products, and enhance our sales, marketing and distribution capabilities. If we are unable to develop key relationships or maintain and enhance existing relationships, we may have difficulty selling our products and services.

  We have from time to time licensed components from others such as reporting functions and security features and incorporated them into our products and services. If these licensed components are not maintained, it could impair the functionality of our products and services and require us to obtain alternative products from other sources or to develop this software internally, either of which could involve costs and delays as well as diversion of engineering resources.

We may not be able to recruit and retain the personnel we need to succeed.

  We intend to hire a significant number of additional sales, support, marketing, and research and development personnel. Competition for these individuals is intense, and we may not be able to attract or retain additional highly qualified personnel in the future. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. In addition, our products and technologies are complex, and we are substantially dependent upon the continued service of our existing engineering personnel, and especially our founders. None of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will. We do not have key person life insurance policies covering any of our employees.

Any acquisitions that we make could adversely affect our operations or financial results.

  We have purchased two companies during the past twelve months and intend to continue to invest in or acquire complementary companies, products or technologies in the future. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Also, we could have difficulty in integrating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our stockholders.

Our efforts to increase our presence in markets outside of the United States may be unsuccessful and could result in losses.

  We market and sell our products in the United States and internationally. We have offices in England, France, Germany, Japan and Korea to market and sell our products in those countries and surrounding regions. We plan to establish additional facilities in other parts of the world. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. We cannot be sure that our investments in establishing facilities in other countries will produce desired levels of revenue. We currently have limited experience in developing localized versions of our products and marketing and distributing our products internationally. In addition, other inherent risks may apply to international operations, including:

  .  the impact of recessions in economies outside the United States;

  . greater difficulty in accounts receivable collection and longer collection periods;

  .  unexpected changes in regulatory requirements;

  .  difficulties and costs of staffing and managing foreign operations;

  .  potentially adverse tax consequences; and

  .  political and economic instability.

  Our international expenses are generally denominated in local currencies. We do not currently engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, future fluctuations in currency exchange rates may adversely affect results of international operations.

Our failure to protect our intellectual property rights could adversely affect our ability to compete.

  Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be sure that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

Intellectual property claims against us could cause our business to suffer.

  Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly vulnerable to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Lycos has announced that it is the exclusive licensee of a patent covering a method of crawling information on the Internet, and that it may bring actions against companies that it believes are infringing this patent in the future. We also believe that many of our competitors in the network cache business and the portal services business have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. We cannot be sure that Lycos or other third parties will not make a claim of infringement against us with respect to our products and technology. Any claims could cause product shipment delays or require us to reengineer our products or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

If our products or the products upon which we depend malfunction because of Year 2000 problems, our operations may be interrupted and we may be subject to warranty and product liability claims.

  Our software products operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. Despite investigation and testing by us and our partners, our software products and the underlying systems and protocols running our products may contain errors or defects associated with Year 2000 date functions. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of our software could result in delay or loss of revenue, interruption of search or shopping services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

Our stock price is volatile.

  The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations, and the market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

                          FORWARD-LOOKING INFORMATION

  This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). When used in this prospectus, the words "anticipate", "believe", "estimate", "will", "may", "intend" and "expect" and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Forward-looking statements in this prospectus include, but are not limited to, those relating to the general rapid expansion of our business, including the expansion of our network products and portal services, our ability to develop multiple applications, our planned introduction of new products and services, the possibility of acquiring complementary businesses, products, services and technologies and our development of relationships with providers of leading Internet technologies. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors". These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of 2,015,000 shares of common stock that we are selling in this offering will be approximately $270.6 million, based on an assumed initial price to public of $139.88 per share and after deducting the estimated underwriting discount and offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in the offering, we estimate the net proceeds will be approximately $337.2 million. We will not receive any proceeds from the sale of the 1,285,000 shares being sold by the selling stockholders.

  We anticipate using the net proceeds from the offering for general corporate purposes, including working capital, the expansion of our core business, investments in new business segments and capital expenditures. We expect, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Pending such uses, we will invest the proceeds in investment grade securities.

                          PRICE RANGE OF COMMON STOCK

  Our common stock is quoted on the Nasdaq National Market under the symbol "INKT". The following table shows the high and low sale prices per share of the common stock as reported on the Nasdaq National Market for the periods indicated:

                                                                  High    Low
                                                                 ------- ------
Fiscal Year 1998
  Third Quarter (from June 10, 1998)............................ $ 22.88 $ 9.00
  Fourth Quarter................................................   44.38  19.50
Fiscal Year 1999
  First Quarter.................................................   79.25  26.56
  Second Quarter................................................   94.88  52.06
  Third Quarter.................................................  159.13  82.00
  Fourth Quarter (through July 8, 1999).........................  145.13 127.25

  On July 8, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $139.88 per share. As of June 30, 1999, there were approximately 887 stockholders of record of our common stock.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The covenants under our Loan and Security Agreement with Silicon Valley Bank prohibit us from paying cash dividends.

                                 CAPITALIZATION

  The following table shows our capitalization as of March 31, 1999 on an actual basis and on an as adjusted basis. The as adjusted column gives effect to our receipt of the estimated net proceeds from the sale of 2,015,000 shares of common stock we are offering at an assumed initial price to public of $139.88 per share. The outstanding share information in the table below excludes:

  . 7,779,020 shares of common stock reserved for issuance under our stock option and stock purchase plans, of which 6,594,665 shares were subject to outstanding options; and

  . 1,437,460 shares of common stock issuable upon exercise of outstanding warrants.

                                                             March 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Debt and capital lease obligations, less current
 portion................................................. $  6,852   $  6,852
Stockholders' equity:
  Preferred Stock: $0.001 par value; authorized:
   10,000,000; issued, outstanding and as adjusted:
   none..................................................      --         --
  Common Stock: $0.001 par value; authorized:
   300,000,000; issued and outstanding: 49,552,000,
   actual 51,567,000, as adjusted........................       49         52
Additional paid-in capital...............................  178,789    449,365
Deferred compensation and other..........................   (3,441)    (3,441)
Accumulated deficit......................................  (51,418)   (51,418)
                                                          --------   --------
 Total stockholders' equity..............................  123,979    394,558
                                                          --------   --------
  Total capitalization................................... $130,831   $401,410
                                                          ========   ========

                                    DILUTION

  If you invest in our common shares, your interest will be diluted by an amount equal to the difference between the initial price to public and the net tangible book value per common share after this offering. We calculate net tangible book value per common share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding common shares.

  Our net tangible book value as of March 31, 1999 was $124.0 million or approximately $2.50 per share. After the sale of the 2,015,000 shares of common stock offered by Inktomi at the initial price to public of $139.88 per share and after deducting the estimated offering expenses payable by us, our net tangible book value at March 31, 1999 would have been $394.6 million or approximately $7.65 per share. This represents an immediate increase in net tangible book value of $5.15 per share to existing stockholders and an immediate dilution of $132.23 per share to new investors of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial price to public per share.........................       $139.88
  Net tangible book value per share as of March 31, 1999.......... $2.50
  Increase per share attributable to new investors................  5.15
                                                                   -----
Net tangible book value per share after the offering..............          7.65
                                                                         -------
Dilution per share to new investors...............................       $132.23
                                                                         =======

  The outstanding share information in the table above excludes:

  . 7,779,020 shares of common stock reserved for issuance under our stock option and stock purchase plans, of which 6,594,665 shares were subject to outstanding options; and

  . 1,437,460 shares of common stock issuable upon exercise of outstanding warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our supplementary consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The statements of operations data set forth below for the period from February 2, 1996 (inception) to September 30, 1996 and for the fiscal years ended September 30, 1997 and 1998 have been derived from our audited supplementary consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, Independent Accountants. The statements of operations data for the six months ended March 31, 1998 and 1999 and the balance sheet data at March 31, 1999 are derived from our unaudited supplementary consolidated financial statements and include all adjustments, consisting only of normal, recurring adjustments, which we consider necessary for a fair presentation of that data. The historical results are not necessarily indicative of results to be expected for any future period.

                          February 2,
                             1996
                          (inception)      Year Ended         Six Months Ended
                              to          September 30,          March 31,
                         September 30, --------------------  -------------------
                             1996        1997       1998       1998      1999
                         ------------- ---------  ---------  --------  ---------
                                (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues:
  Network products......   $    --     $      60  $   7,962  $    691  $  13,702
  Portal services.......        530        5,725     12,476     5,186     11,683
                           --------    ---------  ---------  --------  ---------
    Total revenues......        530        5,785     20,438     5,877     25,385
Operating Expenses:
  Cost of revenues......        239        1,512      4,888     1,695      4,941
  Sales and marketing...        898        7,835     21,940     7,047     21,008
  Research and
   development..........      1,482        5,134     13,455     5,015     11,211
  General and
   administrative.......      1,342        1,487      4,095     1,776      2,772
  Acquisition-related
   charges..............        --           --       1,018       --         --
                           --------    ---------  ---------  --------  ---------
    Total operating
     expenses...........      3,961       15,968     45,396    15,533     39,932
                           --------    ---------  ---------  --------  ---------
Operating loss..........     (3,431)     (10,183)   (24,958)   (9,656)   (14,547)
Interest income
 (expense) net..........       (104)        (194)       424       (93)     1,575
                           --------    ---------  ---------  --------  ---------
Net loss................   $ (3,535)   $ (10,377) $ (24,534) $ (9,749) $ (12,972)
                           ========    =========  =========  ========  =========
Basic and diluted net
 loss per share.........   $  (0.94)   $   (0.40) $   (0.63) $  (0.26) $   (0.26)
                           ========    =========  =========  ========  =========
Shares used in
 calculating basic and
 diluted net loss per
 share..................      3,768       25,954     39,130    37,379     48,984
                           ========    =========  =========  ========  =========

                                                               At March 31, 1999
                                                               -----------------
                                                                (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.....................................     $ 41,805
Short-term investments........................................       77,526
Working capital...............................................      108,516
Total assets..................................................      154,997
Total stockholders' equity....................................      123,979

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in the section titled "Risk Factors" and elsewhere in this prospectus.

Overview

  Inktomi was formed in February 1996 to develop and market scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks, particularly the Internet. Our applications fall into two broad categories: network products and portal services. Our network products offerings currently consist of our Traffic Server network cache and associated Media Cache Option applications, and our portal services offerings currently consist of our search engine, shopping engine and directory engine applications.

  Network products revenues are composed of Traffic Server and Media Cache Option license, consulting, support and maintenance fees. Traffic Server and Media Cache Option license fees are based on the number of CPUs running the software and are generally recognized upon shipment of the software. Consulting, support and maintenance fees are recognized ratably over the service period.

  Portal services revenues are composed of revenues generated through our search engine, directory engine and shopping engine. We generate revenues from our search engine and directory engine through a variety of contractual arrangements, which include per-query search fees, search service hosting fees, advertising revenue, license fees and maintenance fees. Per-query, hosting and maintenance fees revenues are recognized in the period earned, and advertising revenues are recognized in the period that the advertisement is displayed. To date, revenues from the directory engine have not been significant. We are still developing the business model for our shopping engine and anticipate that revenues will be generated by revenue sharing arrangements with online merchants, and by per-query search fees, advertising revenue and license, support and maintenance fees from Internet portals and other web site customers. Revenues from online shopping have not been significant to date and are expected to be modest for the next few quarters.

  In April 1999, we acquired Impulse! Buy Network, Inc., a developer of online merchandizing software, to supplement the functionality of our shopping engine. We accounted for the acquisition as a pooling of interests. This discussion reflects our acquisition of Impulse! Buy Network, Inc. We estimate that we will record acquisition costs of approximately $1.1 million in the quarter ended June 30, 1999 as a result of the acquisition, primarily for accounting, legal and other expenses.

  We have not achieved profitability on a quarterly or annual basis and expect to continue to incur net losses for at least the next several quarters. We expect to continue to incur significant sales and marketing, product development and administrative expenses across all lines of business, and in particular in our shopping engine business as we continue to develop and enhance our shopping technology, integrate Impulse! Buy Network, Inc. into our operations and initiate new sales and marketing efforts. As a result, we will need to generate significant revenues to achieve and maintain profitability.

Results of Operations

  The following table shows our results of operations expressed as a percentage of total revenues. Our historical operating results are not necessarily indicative of the results of any future period.

                                                       Year           Six
                                                       Ended        Months
                                                     September       Ended
                                                        30,        March 31,
                                                     -----------   -----------
                                                     1997   1998   1998   1999
                                                     ----   ----   ----   ----
Revenues:
  Network products..................................    1 %   39 %   12 %  54 %
  Portal services...................................   99     61     88    46
                                                     ----   ----   ----   ---
    Total revenues..................................  100    100    100   100
Operating expenses:
  Cost of revenues..................................   26     24     29    19
  Sales and marketing...............................  135    107    120    83
  Research and development..........................   89     66     85    44
  General and administrative........................   26     20     30    11
  Acquisition-related charges.......................    0      5      0     0
                                                     ----   ----   ----   ---
    Total operating expenses........................  276    222    264   157
                                                     ----   ----   ----   ---
Operating loss...................................... (176)  (122)  (164)  (57)
Interest income (expense), net......................   (3)     2     (2)    6
                                                     ----   ----   ----   ---
Net loss............................................ (179)% (120)% (166)% (51)%
                                                     ====   ====   ====   ===

Six Months Ended March 31, 1999 and 1998

 Revenues

  Total revenues were $25.4 million in the six months ended March 31, 1999, an increase of $19.5 million or 332% over revenues of $5.9 million in the six months ended March 31, 1998. Revenue from one customer, consisting of a one-time license fee, exceeded 10% of our total revenues in the six months ended March 31, 1999. Two customers represented 31% of revenues in the six months ended March 31, 1999 compared with 81% in the six months ended March 31, 1998.

  Network products revenues totaled $13.7 million in the six months ended March 31, 1999, an increase of $13.0 million over revenues of $0.7 million in the six months ended March 31, 1998. Most of this increase came from new Traffic Server licenses.

  Portal services revenues totaled $11.7 million in the six months ended March 31, 1999, representing an increase of $6.5 million or 125% over portal services revenues of $5.2 million in the six months ended March 31, 1998. Most of this increase came from new search customers and to a lesser extent, from existing search customers. The increase in portal services revenues was partially offset by a decrease in revenues recorded from the HotBot site as discussed below.

  Historically, a significant portion of portal services revenues has been derived from the HotBot search service. From our inception through the first three months of fiscal 1999, HotBot was maintained by us and marketed by Wired Digital. During this period, we recorded the gross value of advertising revenues, including barter revenues, generated on the site and recorded amounts due to Wired Digital as marketing expense. In the second quarter of fiscal 1999, Wired Digital assumed maintenance of the HotBot site. Due to the change in our status as operator of the HotBot site, we recorded net revenues from HotBot in the three months ended March 31, 1999.

 Expenses

  Cost of Revenues. Cost of revenues consists primarily of expenses related to the operation of our search and shopping services, which are primarily depreciation and network charges. Cost of revenues was $4.9 million for the six months ended March 31, 1999, an increase of $3.2 million or 192% from $1.7 million in the comparable period of fiscal 1998. The increase was due primarily to increased depreciation and network charges resulting from expansions of our data center in California during fiscal 1998, and the addition of a new service facility in Virginia in the third quarter of fiscal 1998. We expect cost of revenues to increase substantially in absolute dollars in the next few quarters as a result of expanded cluster operation costs.

  Sales and Marketing. Sales and marketing expenses consist of personnel and related costs for our direct sales force and marketing staff and marketing programs, including trade shows and advertising. Sales and marketing expenses were $21.0 million for the six months ended March 31, 1999, an increase of $14.0 million or 198% from $7.0 million in the comparable period in fiscal 1998. This increase was primarily due to an increase in the number of sales and marketing personnel and expenses incurred in connection with attendance at trade shows and additional marketing programs. The increase was partially offset by lower HotBot marketing expenses since we no longer record HotBot advertising revenues on a gross basis as a marketing expense, as described above. We expect that sales and marketing expenses will increase substantially in absolute dollars over the next few quarters as we hire additional sales and marketing personnel, initiate additional marketing programs to support our Traffic Server and online shopping engine products, and establish sales offices in additional domestic and international locations.

  Research and Development. Research and development expenses consist primarily of personnel and related costs for our development and technical support efforts. Research and development expenses were $11.2 million for the six months ended March 31, 1999, an increase of $6.2 million or 124% over expenses of $5.0 million in the comparable period in fiscal 1998. The increase was primarily due to an increase in the number of research and development personnel to support expansion of our search engine and network products businesses, online shopping development, and increases in quality assurance, technical support and technical publications personnel. We believe significant investment in research and development is essential to our future success and expect that research and development expenses will increase in absolute dollars in future periods. We have not capitalized any software development expenses to date.

  General and Administrative. General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, human resources, facilities and legal. General and administrative expenses totaled $2.8 million for the six months ended March 31, 1999, an increase of $1.0 million or 56% over expenses of $1.8 million in the comparable period in fiscal 1998. This increase was due primarily to an increase in the number of general and administrative personnel.


  Interest Income and Expense, Net. Interest income and expense, net includes income on our cash and short-term investments less expenses related to our debt and capital lease obligations. Interest income, net totaled $1.6 million of income in the six months ended March 31, 1999 compared to net expense of $93,000 in the comparable period in fiscal 1998. Most of this increase was generated from interest income on proceeds from our June 1998 and November 1998 public offerings of common stock, partially offset by increased interest charges on debt and capital lease obligations.

Fiscal Years Ended September 30, 1998 and 1997

 Revenues

  Total revenues were $20.4 million in the year ended September 30, 1998, an increase of $14.6 million or 253% over the year ended September 30, 1997. Four customers each represented over 10% and, in the aggregate, 77% of total revenues for the year ended September 30, 1998. For the year ended September 30, 1997, two customers accounted for approximately 92% of total revenues.

  Network products revenues totaled $8.0 million in fiscal 1998. Most of these revenues represented new Traffic Server license fees. There were minimal network products revenues in fiscal 1997. Portal services revenues totaled $12.5 million in fiscal 1998, representing a 118% increase over the prior year. Most of this increase came from the provision of search services to new customers and, to a lesser extent, an increase in revenues from existing search customers.

  A significant portion of portal services revenues were derived from the HotBot search service maintained by us and marketed by Wired Digital. A portion of the advertising on the HotBot site was exchanged for advertisements on the Internet sites of other companies. The value of these advertisements was recognized as barter revenue by us. Barter revenues represented 27% of total revenues in fiscal 1997 and 9% in fiscal 1998.

 Expenses

  Cost of Revenues. Cost of revenues was $4.9 million for fiscal 1998, an increase of $3.4 million or 223% from fiscal 1997. The increase was due primarily to increased depreciation and network charges resulting from expansions of our data center in California during fiscal 1998, and the addition of a new service facility in Virginia in the third quarter of fiscal 1998.

  Sales and Marketing. Sales and marketing expenses were $21.9 million in fiscal 1998, an increase of $14.1 million or 180% from fiscal 1997. This increase was primarily due to an increase in the number of sales and marketing personnel in the United States and abroad, increased HotBot marketing expenses and other customer-related costs, and expenses incurred in connection with attendance at trade shows and additional marketing programs.

  Research and Development. Research and development expenses were $13.5 million in fiscal 1998, an increase of $8.3 million or 162% over fiscal 1997. The increase was primarily due to an increase in the number of research and development personnel to support expansion of our portal services and network products businesses, initial online shopping development, and increases in quality assurance, technical support and technical publications personnel.

  General and Administrative. General and administrative expenses totaled $4.1 million in fiscal 1998, an increase of $2.6 million or 175% over fiscal 1997. This increase was due primarily to an increase in the number of general and administrative personnel and increased legal and accounting costs incurred in connection with business activities.

  Acquisition-Related Charges. In the fourth quarter of fiscal 1998, we acquired C\\2\\B Technologies, a developer of online shopping software. The transaction was accounted for as a pooling of interests. We incurred expenses of $1.0 million related to the transaction. The charge included C\\2\\B Technologies' financial advisory fees, facilities consolidation costs, and legal and accounting fees. Of the total charge, $0.7 million of the expenses were paid in fiscal 1998.

  Interest Income and Expense, Net. Interest income, net totaled $0.4 million of income in fiscal 1998, compared to a net expense of $0.2 million in fiscal 1997. Most of this increase was generated from interest income on proceeds from our June 1998 initial public offering and prior preferred stock issuances, partially offset by increased interest charges on debt and capital lease obligations.

Quarterly Results of Operations

  The following table presents our operating results for each of the six quarters in the period ended March 31, 1999. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited supplementary consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited supplementary consolidated financial statements appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                       Three Months Ended
                         ----------------------------------------------------
                         Dec. 31, Mar. 31, Jun. 30, Sep. 30, Dec. 31, Mar. 31,
                           1997     1998     1998     1998     1998     1999
                         -------  -------  -------   -------  -------  -------
                                         (in thousands)
Revenues:
 Network products....... $    70  $   621  $ 3,062  $ 4,209  $ 5,509  $ 8,193
 Portal services........   2,352    2,834    3,233    4,057    5,264    6,419
                         -------  -------  -------  -------  -------  -------
  Total revenues........   2,422    3,455    6,295    8,266   10,773   14,612
Operating expenses:
 Cost of revenues.......     794      901    1,276    1,917    2,269    2,672
 Sales and marketing....   3,015    4,032    6,574    8,319    9,600   11,408
 Research and
  development...........   2,263    2,752    3,682    4,758    4,923    6,288
 General and
  administrative........     816      960    1,109    1,210    1,275    1,497
 Acquisition-related
  charges...............     --       --       --     1,018      --       --
                         -------  -------  -------  -------  -------  -------
  Total operating
   expenses.............   6,888    8,645   12,641   17,222   18,067   21,865
                         -------  -------  -------  -------  -------  -------
Operating loss..........  (4,466)  (5,190)  (6,346)  (8,956)  (7,294)  (7,253)
Interest income
 (expense), net.........     (60)     (33)      91      426      653      922
                         -------  -------  -------  -------  -------  -------
Net loss................ $(4,526) $(5,223) $(6,255) $(8,530) $(6,641) $(6,331)
                         =======  =======  =======  =======  =======  =======

  Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include demand for our products and services, the timing of sales of our products and services, the loss of customers, changes in the growth rate of Internet usage, delays in introducing new products and services, new product introductions by competitors, changes in our pricing policy or the pricing policies of our competitors, changes in the mix of products and services sold, changes in the mix of sales channels through which products and services are sold, changes in the mix of international and domestic revenues, costs related to acquisitions of technology or businesses, and economic conditions generally as well as those specific to the Internet and related industries.

  We expect that a significant portion of our future revenues will be generated by licenses of Traffic Server. We further expect that these revenues will come from orders placed by a small number of customers. The volume and timing of these orders are difficult to predict because the market for Traffic Server is in its early stages and the sales cycle varies substantially from customer to customer. The cancellation or deferral of even a small number of licenses of Traffic Server would reduce expected revenues, which would adversely affect our quarterly financial performance. To the extent significant sales occur earlier than expected, operating results for subsequent quarters may not compare favorably with operating results from earlier quarters.

Liquidity and Capital Resources

  Cash, cash equivalents and short-term investments totaled $119.3 million at March 31, 1999, up from $49.0 million at fiscal year-end September 30, 1998. Most of the increase came from the November 1998 public offering of common stock, partially offset by cash used in operations and the purchase of property and equipment.

  We used $13.0 million in cash for operations in the six months ended March 31, 1999, an increase of $5.5 million from the $7.5 million used in the comparable period in fiscal 1998. The increase in cash used in operations was primarily due to an increase in our net loss to $13.0 million from $9.7 million in the first six months of fiscal 1999 and fiscal 1998, respectively, as well as increases in accounts receivable and other assets, partially offset by increased depreciation and larger increases in accounts payable and deferred revenue in the six months ended March 31, 1999.

  We have made significant investments in equipment since inception. This equipment consists largely of computer servers, workstations and networking equipment. We invested $7.5 million in the six months ended March 31, 1999 as compared to $0.6 million in the six months ended March 31, 1998. These investments were made primarily to expand our search engine service capacity.

  We have used debt and capital leases to partially finance our operations and capital purchases and plan to continue this practice until we begin generating cash from operations. At March 31, 1999 we had $13.8 million in loans and capitalized lease obligations outstanding. The bank loans include covenants requiring minimum liquidity, tangible net worth and profitability over time.

  We raised $91.6 million, net of issuance costs, from equity sales in the first six months of fiscal 1999. This includes $89.9 million from the sale of common stock and $1.7 million from stock option and warrant exercises.

  Our capital requirements depend on numerous factors, including market acceptance of our products, the resources we devote to developing, marketing, selling and supporting our products, the timing and extent of establishing international operations, extent and timing of investments, acquisition costs, and other factors. We expect to devote substantial capital resources to hire and expand our sales, support, marketing and product development organizations, to expand marketing programs, to establish additional facilities worldwide and for other general corporate activities.

Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

  We utilize a significant number of computer software programs and operating systems across our company. These programs and operating systems include both proprietary and third party applications used in our Traffic Server network cache product, our search, directory and online shopping services, and our internal systems. To the extent that these applications are unable to appropriately process dates in the calendar year 2000, some level of modification or replacement may be necessary.

  We initiated our year 2000 compliance program in early 1998 by conducting a preliminary review of our Traffic Server and search engine software code and by performing preliminary tests on these applications to determine Year 2000 compliance. We also began making inquiries of the vendors of our essential internal business systems to assess their Year 2000 readiness. Since this time, we have increased the scope of our business operations, developed new versions of our Traffic Server and search engine software, acquired and enhanced our online shopping engine software, and developed and released the first version of our directory engine software. This expansion led us to hire a full time Year 2000 project coordinator in early 1999 to manage our Year 2000 efforts. Under his direction, we have developed a comprehensive Year 2000 compliance plan covering each of our software products, our search, directory and shopping services operations, and our internal business systems.

  We have recently completed a code review and testing of a current version of our Traffic Server software to ensure Year 2000 readiness. Based on this review and testing, we believe that this version of our Traffic Server software, when configured and used in accordance with its documentation, correctly functions when used with Year 2000 date codes. We have initiated a similar code review and testing process for the most current version of our Traffic Server software and expect to complete the testing process by October 1999. Although we have reviewed the software code and tested earlier versions of our Traffic Server software and believe them to be Year 2000 compliant, we do not currently intend to perform our suite of tests on these versions. We are recommending that our customers upgrade to our later Traffic Server versions.

  We have reviewed the software code for our search engine software and performed limited testing on this application. We believe we have identified all instances where date specific information is required. Based on this limited review and testing, we believe our search engine correctly functions when used with Year 2000 date codes. We are in the process of developing a suite of tests to more thoroughly evaluate our search engine software for Year 2000 compliance and expect to complete these tests by October 1999.

  We initiated development of our directory engine software in 1998 and focused on Year 2000 compliance throughout the development process. We are currently in the process of developing a suite of tests to evaluate our directory engine software for Year 2000 compliance and expect to complete these tests by October 1999.

  We acquired the software that serves as the foundation for our shopping engine application. We are currently in the process of reviewing the software code to identify areas in need of updating for Year 2000 compliance. We are also in the process of developing a suite of tests to more thoroughly evaluate our shopping engine software for Year 2000 compliance. We expect to complete our software review and all testing by October 1999.

  Our Traffic Server software runs on several hardware platforms and associated operating systems, including those provided by Sun, Compaq and Silicon Graphics, and those based on Intel-architecture. Our Traffic Server software is therefore dependent upon the correct processing of dates by these systems. We have reviewed information made publicly available by our hardware platform partners regarding Year 2000 compliance. Based on this review, we do not believe the underlying systems that operate in conjunction with our Traffic Server software contain material Year 2000 deficiencies in their latest releases. Most of our customers have deployed Traffic Server running on Sun workstations. As part of the testing and evaluation process for Traffic Server, we are also testing whether the combination of Traffic Server running on Sun workstations operating the Solaris operating system is Year 2000 compliant. Based on our tests, we believe that a current version of Traffic Server running on Sun workstations operating the Solaris 7 operating system correctly recognizes and functions when used with Year 2000 date codes. We are currently testing the latest version of Traffic Server running on Sun workstations and expect to complete this testing by October 1999. We intend to test the combination of Traffic Server with other selected hardware and associated operating system platforms.

  Our software applications operate in accordance with several external Internet protocols, such as HTTP and NNTP, and are therefore dependent upon the correct processing of dates by these protocols. We have researched the date handling capabilities of these protocols and do not believe they contain material Year 2000 deficiencies.

  Our search engine, directory engine and shopping engine software run primarily on Sun workstations operating the Solaris operating system. We are currently in the process of upgrading the workstations that run our software to versions of the Solaris operating system that Sun has declared to be Year 2000 compliant. We currently expect to complete this upgrade by October 1999. We have also taken an inventory of the equipment and systems under our control that are involved in providing search, directory and shopping services to our customers and have identified those components that we believe need to be upgraded. We have developed an action plan to upgrade these components and currently expect to complete this upgrade by October 1999.

  We provide our search, directory and shopping services from multiple computer clusters, all of which are housed at facilities operated by a single-source hosting provider. Our computer clusters are reliant on security, climate control and Internet connectivity, all of which is provided and maintained by the hosting provider. We have contacted our hosting provider to obtain affirmative documentation as to their Year 2000 readiness. Our hosting provider is currently investigating its Year 2000 readiness and upgrading its systems as necessary. We are awaiting a final response from the hosting provider.

  We use multiple software systems for our internal business purposes, including accounting, e-mail, development, human resources, customer service and support, and sales, most of which have been purchased in the last 18 months. We have recently completed an inventory of our internal systems and are reviewing the web sites of the vendors of these systems to determine whether they have been declared to be Year 2000 compliant. We are in the process of contacting those vendors that have not publicly declared their systems to be Year 2000 compliant to obtain affirmative documentation.

  We have several different desktop, laptop and server hardware configurations of BIOS, CMOS and embedded systems. We have contacted the vendors of each of these systems in order to confirm Year 2000 readiness. We are awaiting final responses from several vendors.

  To date, the costs incurred to perform the assessment of our Year 2000 readiness have not been material, and have consisted primarily of the cost of our project manager and labor costs for our quality assurance, software development and information technology personnel. We expect that our personnel will continue to spend time assessing our Year 2000 readiness and updating and upgrading our software and systems where necessary. Despite investigation and testing by us and our partners, our software products and the underlying systems and protocols running our products may contain errors or defects associates with Year 2000 date functions. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of our software could result in delay or loss of revenue, interruption of search or shopping services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

                                   BUSINESS

Overview

  We are a leading provider of scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks, particularly the Internet. Our applications fall into two broad categories: network products and portal services. Our Traffic Server application is the foundation of our network products offerings. Traffic Server is a network cache platform designed to enable network providers to manage bandwidth resources more effectively, significantly improve the quality of service for their end users, and offer new and differentiating value-added services. Companies that have licensed Traffic Server include America Online, Bell Canada, BellSouth.net, British Telecommunications, Cable & Wireless USA, CNN Internet Technologies, Concentric Network, Digex (an Intermedia Communications Company), Excite@Home and Telenor Nextel. Our current portal services applications include search, shopping and directory services and are offered to Internet portal and web site customers. Customers for one or more of our portal services offerings include America Online, British Telecommunications, C|NET, GeoCities, Infoseek, LookSmart, Nippon Telegraph and Telephone, Snap!, Wired Digital and Yahoo!.

Industry Background

  International Data Corporation estimates that there were approximately 159 million users of the Internet at the end of 1998 and that the number of users will grow to 410 million by the end of 2002. The dramatic growth in the number of Internet users and the availability of powerful new tools for the development and distribution of Internet content have led to a proliferation of useful information and services on the Internet, including electronic commerce, online magazines, e-mail services, specialized news feeds, interactive games, and educational and entertainment applications. Although primarily text and graphics-based today, information and services available on the Internet are increasingly incorporating multimedia components such as video and audio clips. The availability of richer content and services is attracting greater numbers of Internet users, fueling a cycle of growth where more users demand more information, and more information attracts more users.

  To accommodate and manage increasing traffic, network providers must continually expand and upgrade their networks as well as improve connectivity to other regional networks. Similarly, Internet portals and other providers of online services such as search, electronic commerce, e-mail and chat must scale and enhance their services to keep pace with the growth in user demand and available information. The technical challenges and on-going investments associated with maintaining and upgrading the systems required to provide these services are substantial. Continued increases in the volume, variety and richness of information will magnify these challenges.

  To date, network providers have attempted to meet increasing demand by installing additional telephone lines, fiber optic cable, routers and switches, and by deploying data compression and multiplexing technologies. These equipment-based approaches focus exclusively on expanding bandwidth capacity by increasing the number of lines over which data can be transmitted or increasing the volume of data that can be transported over existing lines. However, these approaches do not address the fundamental architectural shortcomings of these networks. As a result, they have not generated and cannot generate sufficient bandwidth to keep pace with the anticipated growth in traffic. Moreover, these approaches are labor-intensive, slow and costly to implement and do not enable the provision of differentiated levels of service.

  Other approaches employed by network providers, such as client and proxy server-based caching, are designed to enhance the efficiency of data distribution by reducing the amount of redundant network traffic. Web browsers and proxy servers each contain caches that store data, eliminating the need to traverse the entire network to reacquire data. Browser-based caches, however, are small and only address the needs of individual users. Proxy server-based caches can serve large workgroups, but generally are not scalable beyond several hundred users and can themselves become network bottlenecks.

  Internet portals and other online service providers have primarily addressed the growth in user demand and available information by deploying larger computing systems to run their services. At times, this growth has substantially outpaced their ability to deploy these systems, forcing service providers to limit the availability or functionality of their services or to reduce the number of users utilizing the service. Deploying larger computing systems is expensive and difficult to accomplish on an incremental basis. Limiting the availability or functionality of the service and reducing the number of users can result in lost revenue and can alienate end users.

  We believe that in order for the Internet to scale cost-effectively, network and service providers must deploy a new layer of high-performance software throughout the network infrastructure. This software must efficiently leverage the Internet's existing and future network hardware infrastructure to intelligently manage and distribute increasingly more and richer content.

The Inktomi Solution

  We develop and market scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks, particularly the Internet. Utilizing our coupled cluster architecture and dataflow and concept induction technologies, our network products and portal services are specifically designed to address the challenges posed by the explosive growth in the number of network users, documents and services, and the resultant increase in traffic volume and electronic commerce. Our architecture and technology enable us to provide applications with the following benefits:

  Scalability. Our coupled cluster software architecture enables multiple workstations collaborating via high-speed connections to function as one extremely powerful computer. The architecture is designed to scale without limit and without significant deterioration in performance as additional workstations are added to the cluster. Furthermore, the architecture facilitates the "hot" addition of incremental workstations, without any negative impact on existing cluster operations.

  Efficiency. Our dataflow technology enables a single workstation to efficiently process up to thousands of operations simultaneously, as compared to traditional software architectures that can only process up to tens or hundreds of operations simultaneously before experiencing significant performance degradation. This technology greatly improves the performance of each workstation within the cluster which increases the efficiency of data throughput.

  High System Availability. Our coupled cluster software architecture enables our applications to be fault-tolerant. If any workstation within the cluster fails, the cluster management software reassigns the task load among the remaining workstations running the application. When the failed workstation is restored, tasks are intelligently reassigned to the newly functioning workstation. Since each workstation has its own buses, power supply and disk drives, system availability is maintained because the failure of an individual workstation generally does not cause the failure of the entire cluster.

  Price/Performance. Clusters consist of relatively inexpensive, commodity workstations and require a significantly smaller initial hardware investment than mainframe or large SMP-based systems of comparable computing power. When a coupled cluster system requires additional capacity, one or more workstations can be added on an incremental, "pay-as-you-go" basis. In contrast, when a mainframe or large SMP-based system reaches full capacity, the existing system must be replaced with a larger system or an additional system must be added with similar capabilities. Each of these alternatives requires a substantial capital outlay and still may not achieve the same performance capabilities as a cluster-based system.

  Interoperability. Our software architecture is designed to interoperate with standard central processing unit (CPU) architectures and operating systems. Our approach is distinguished from that of hardware vendors that may seek to preserve the market for their network equipment by supporting only their proprietary operating systems or closed CPU architectures. Our architecture extends the useful life of customer hardware investments by seamlessly supporting different generations of workstations in any given cluster.

  Manageability. Our coupled cluster software architecture was designed from the outset to manage large clusters of workstations easily from a single management station. The architecture enables cluster managers to monitor and configure the entire system, either on-site or remotely, through a standard Web browser interface.

Strategy

  Our strategy is to be the leading provider of scalable software applications specifically designed to address the distributed data management challenges posed by rapidly growing global information networks. Key elements of our strategy are:

  Leverage Core Technology to Develop Multiple Applications. The core of our clustering technology was initially developed by some of our key employees at the University of California at Berkeley in 1994, and has been designed from the start to serve as the foundation for a variety of scalable software applications. Since that time, we have substantially modified and enhanced the initial technology and developed additional core technologies such as our dataflow and concept induction technologies to complement the clustering technology. In addition, we have invested significant time and resources in creating a structured product development process and have successfully recruited computer scientists, engineers and software developers with expertise and advanced degrees in the areas of massively parallel computing, coupled cluster computing, software dataflow operations and mathematics. We believe that our technology, personnel and development process will enable us to enhance our existing products and to develop new scalable software applications to meet the needs of network and online service providers.

  Target Traffic Server at Large Network Providers. We are initially targeting telecommunications carriers and Internet service providers for our Traffic Server network cache platform. Traffic Server is a high-performance caching solution that is designed to be sufficiently scalable to handle massive and growing network traffic volumes. Network providers are spending billions of dollars domestically and internationally to increase bandwidth through the deployment of expensive network hardware intended to speed data transfer and increase capacity. Despite this investment, demand for bandwidth continues to outpace the ability of network providers to increase capacity. We believe that Traffic Server provides a more compelling value proposition for these customers because it reduces redundant traffic, thereby increasing available bandwidth at a substantially lower cost.

  Establish Traffic Server as the de Facto Standard. We intend to establish and maintain Traffic Server as the leading cache solution for large-scale networks. We have initially targeted network providers that operate the largest and most complex networks, and have designed Traffic Server to serve as a platform that easily integrates into their existing network infrastructures. We believe that adoption of Traffic Server by these leading providers will validate our technology and facilitate broad market acceptance, as well as further our objective of establishing Traffic Server in the corporate marketplace. In addition, we believe that, in the absence of standardized approaches to network caching, the opportunity currently exists for us to establish Traffic Server as the platform of choice through its adoption and implementation by high profile network providers. We believe that achieving this status would provide us with a significant competitive advantage and intend to continue to pursue aggressively those customers we believe will enable Traffic Server to be recognized as the standard network caching solution.

  Become the Technology Provider of Choice to Online Service Providers. We believe that we can leverage our scalable software architecture to develop and provide multiple services to Internet portals and other online service providers. In the early days of the Internet, online service providers primarily focused on providing a single service to end users, such as search, e-mail, online magazines and interactive games. As the Internet has matured, many online service providers have expanded their service offerings and fostered online communities in an effort to attract and retain increasing numbers of end users. The goal of these Internet portals and other online service providers has been to build brand and user loyalty and to diversify and enhance their sources of direct and indirect revenue. However, the addition of new services and the significant increase in the size and complexity of the Internet requires substantial on-going investments and technological expertise in order to maintain and upgrade the quality of the services provided. We believe these factors will lead many companies to outsource services such as their search and online shopping capabilities rather than develop and maintain them in-house. Already, companies such as America Online, Wired Digital and Yahoo! have elected to use our search technology and companies such as Infoseek, LookSmart and Snap! have elected to use our shopping platform, not only because of the performance and scalability advantages these technologies provide, but also because these technologies allow them to retain the critical flexibility to customize the user interface. As we continue to develop and enhance our technology and back-end service offerings, we believe that companies will increasingly outsource these services to us.

  Develop Direct and Indirect Distribution Channels. Our sales strategy is to pursue opportunities with large accounts through our direct sales force, and to penetrate various targeted market segments through multiple indirect distribution channels. We have established a direct sales force covering the United States and Canada as well as a direct sales force in England, France and Germany to address the European market. We intend to increase the size of our direct sales force and to establish additional sales offices domestically and internationally. We plan to complement our direct sales force by establishing multiple indirect distribution channels including OEMs, resellers, systems integrators and joint marketing partners. These channels are intended to increase geographic sales coverage and to address mid-tier Internet service providers and, eventually, large corporate customers.

  Pursue Strategic Investments and Acquisitions. The Internet infrastructure market is rapidly changing and intensely competitive. The growth of the Internet is creating business opportunities for companies to sell products and services to network and online service providers to enable them to provide new and improved services to their end users. In order to leverage our internal development capabilities to take advantage of these rapidly developing opportunities, we intend to acquire and invest in complementary businesses, products and technologies. For example, within the past twelve months, we have acquired two companies to accelerate our entry into the online shopping business. We believe this strategy will enable us to meet the increasingly sophisticated needs of our customers, rapidly expand our product offerings and take advantage of new market opportunities.

Products and Customers

  We develop and market scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks, particularly the Internet. Our software applications are built upon powerful core technology and currently consist of network products and portal services.

 Network Products

  Our Traffic Server application is the foundation of our network products offerings. Traffic Server is a network cache platform designed to enable network providers to manage bandwidth resources more effectively, significantly improve the quality of service for their end users, and offer new and differentiating value-added services. We are targeting Traffic Server to organizations that provide Internet access, hosting and broadband services, as well as those of enterprise networks, both domestically and internationally. Our customers include America Online, Ameritech Interactive Media Services, Bell Canada, BellSouth.net, Cable & Wireless USA, Chello Broadband N.V., CNN Internet Technologies, Concentric Network, Digex (an Intermedia Communications Company), Excite@Home, Exodus Communications, ICG PST (a subsidiary of ICG Communications, Inc.), Nippon Telegraph and Telephone, and Telenor Nextel.

  At the core of Traffic Server is a highly scalable, high-performance cache server that is designed to reduce Internet congestion and increase overall network efficiency. Information available on traditional data networks is stored in a single source location. An end user interested in particular information establishes contact with the source computer on the network and initiates a request for the information. Once contact is established with the source computer, the information is compiled and sent over the network to the end user's computer. Multiple end users initiating multiple requests leads to redundant transmission of the same information over the network, resulting in network congestion and data access and information delivery bottlenecks. Redundant traffic strains the network and consumes bandwidth.

                       [DIAGRAM OF NETWORK WITHOUT CACHE]

  Traffic Server is based on the premise that it is cheaper to store information than to move it. Traffic Server stores or "caches" local copies of frequently accessed information in dedicated storage systems in proximity to the user. Requests for information are managed by Traffic Server, which determines if the requested information is located in the cache. If so, the information is accessed directly from the cache, thereby avoiding the need to traverse the entire network. If the information is not located in the cache, the information is accessed and retrieved from the source computer. The information is then stored in the cache and is thus made available to subsequent users. In this way, Traffic Server intelligently eliminates redundant traffic and smoothes traffic patterns, thereby leveraging and enhancing existing bandwidth within the network. In addition, Traffic Server is designed to be particularly effective in alleviating information delivery bottlenecks during peak periods of network usage and bursts in traffic volume driven by news and other significant events, thereby significantly enhancing the online experience for the end user.

                        [DIAGRAM OF NETWORK WITH CACHE]

  Once installed in a network, Traffic Server acts as an intermediary between end-user clients and information residing on the network, interacting with nearly all data flows over the network. This enables Traffic Server to function as a platform for a wide variety of value-added services that network providers can offer their end users. These services today include advanced media streaming, distributed web hosting and content distribution, interactive applications and software-on-demand, content filtering, and content transformation for devices such as set-top boxes and wireless telephones. We have formed strategic alliances with several companies to develop and deliver products enabling each of these services. For example, we teamed with RealNetworks to develop the Traffic Server Media Cache Option, the industry's first streaming media cache. The Media Cache Option is a software plug-in component to Traffic Server that integrates the audio and video streaming capabilities of the RealNetworks G2 server into Traffic Server. This allows our customers who choose to implement the Media Cache Option with Traffic Server to cache media files and stream them to end users in a way that gives users the highest-quality media experience possible for their connection speed. We have also designed Traffic Server as an open platform with flexible application programming interfaces (APIs) in order to enable other third-party software developers to easily integrate the functionality of their products with Traffic Server.

  Traffic Server has been designed to integrate quickly and easily into existing network infrastructures. Traffic Server runs on standard off-the-shelf workstations, including workstations made by Sun, Compaq and Silicon Graphics, and workstations based on Intel-architecture, running on standard operating systems, including Solaris, Compaq Tru64, UNIX, IRIX, FreeBSD and Windows NT. Traffic Server interoperates with standard Internet equipment, is compatible with standard Web browsers and supports an array of popular Internet protocols, including HTTP, FTP,

RTSP, NNTP, ICP and SNMP. We license Traffic Server based on the number of CPUs running the software. Upgrade subscriptions, support and maintenance, and add-on components such as the Media Cache Option are priced separately.

 Portal Services

  Our second primary business focus is on providing infrastructure services to Internet portals and other online service providers. We believe the significant increase in the size and complexity of the Internet together with the technological challenges and investments associated with developing and maintaining robust online services provide an incentive for portals and other online service providers to outsource many critical services rather than develop and maintain these services in-house. By outsourcing these critical services, portals and other online service providers can concentrate on administering key aspects of their online business, including branding, advertising sales, end-user marketing and publicity, and business development. Currently, our portal services offerings consist of Internet search services, shopping services and directory services. These services can be deployed independently or collectively as a single, integrated product offering.

  Search Engine. We entered the Internet search engine market in May 1996 with the launch of HotBot, a search service powered by our search engine and marketed by Wired Digital. HotBot has garnered broad media acclaim and won numerous awards. In addition to the Wired Digital relationship, we have entered into search agreements with over 30 customers, including Aeneid Corporation, America Online, British Telecommunications, Chello Broadband N.V., C|NET, 4Anything.com, GeoCities, Goto.com, Nippon Telegraph and Telephone, Snap! and Yahoo!.

  The Inktomi search engine enables our customers to provide a variety of online search services to end users. We use the Inktomi search engine to provide information search services to our customers, who in turn incorporate these services into their online offerings to end users. We provide and manage all hardware, software and operational aspects of the Inktomi search engine and the associated database of Internet content. We also provide the customer with a programming interface and software tools to enable the customer to custom design its search service user interface. The user interface communicates with the Inktomi search engine via a communication protocol, called the Inktomi Data Protocol. Separating the user interface enables this portion of the service to reside in a different physical location from the Inktomi search engine and to run on the customer's choice of computing equipment. In addition, the customer can customize the user interface as to look and feel and functionality and can change the user interface at any time without affecting the operation of the Inktomi search engine. This turn-key model allows us to serve multiple customers while continuing to concentrate on developing our core search engine technology.

  The Inktomi search engine consists of a crawler, an indexer and search engine servers. The crawler and indexer are software programs that collect and organize information, and store that information on the cluster of search engine servers. The search engine servers are a collection of workstations that are linked together as a coupled cluster through the use of Inktomi's software. The search engine servers provide powerful full-text query operations, including full Boolean support, date restrictions and the recognition of multimedia files and other embedded objects. Search results are relevance-ranked using state-of-the-art text indexing and concept induction methods. Advanced searching features allow end users to specify the number and types of responses to a search query and to submit specific documents not currently indexed to the Inktomi database.

                       [DIAGRAM OF INKTOMI SEARCH ENGINE]

  We spend substantial time and resources enhancing our core search engine technology and developing new functionality and service offerings for our customers. In addition to our core search services, we have developed and offer premium search services whereby we crawl, index and host specific sets of content designated by the customer. The content can be the customer's own content or specified third-party content, and can be searched by end users as a distinct database or seamlessly integrated with and searched as part of the master Inktomi Internet database. In addition, we offer custom data blending services whereby we tag content selected by a customer in our database and promote, demote or eliminate this content from the list of results returned in response to designated search queries. In each of these cases, the customer can offer a customized and differentiated search experience for its end users.

  We generate search service revenues through a variety of contractual arrangements, which include per-query search fees, search service hosting fees, advertising revenue sharing plans, license fees and maintenance fees. Our search services revenues result primarily from the number of end-user searches that are processed by the Inktomi search engine and the level of advertising revenue generated by customers.

  Shopping Engine. We entered the online shopping market in December 1998 by releasing the initial version of the Inktomi shopping engine, a high-performance shopping application designed to handle the complex challenges of bringing online consumers and merchants together and facilitating transactions between them. We are developing the Inktomi shopping engine as a platform to provide a comprehensive shopping experience for online consumers, enabling them to quickly and easily locate products of interest, compare features and prices among products, and locate and purchase these products through participating online merchants. Similar to our search engine application, we do not provide shopping services through our own branded online shopping site; rather, we make the shopping engine available to Internet portals and other web site customers who can, in turn, provide online shopping services through their sites to end users. We currently have entered into agreements to provide the Inktomi shopping engine platform to over 20 leading Internet portal and other web site customers, including Infoseek, LookSmart and Snap!.

  The Inktomi shopping engine is designed to provide portals and other web site customers with a complete infrastructure to enable their end users to purchase goods and services online. We are developing the Inktomi shopping engine to function the way consumers already shop by seamlessly integrating all aspects of the online shopping process, from expert advice and word of mouth comparisons, to bargain hunting and comparison shopping. Through the Inktomi shopping engine, online consumers today can access more than four million products across 14 categories of products and services, and quickly and easily purchase these products online through participating merchants. For shoppers who generally know what product they want but not the brand or model, the Inktomi shopping engine enables end users to access consumer reviews and product guides to make an evaluation among several alternatives.

  Similar to our search engine application, we provide and manage all hardware, software and operational aspects of the Inktomi shopping engine and the associated databases of product libraries, product reviews and purchasing locations. This includes collecting, organizing, storing and updating vast quantities of electronic product information, and presenting this information for display to end users. We also provide our customers with a programming interface and software tools to enable them to maintain and customize the look and feel of their shopping service user interface. Access to the back-end shopping engine is provided through the Inktomi Data Protocol.

                      [DIAGRAM OF INKTOMI SHOPPING ENGINE]

  We intend to devote significant resources to enhancing the functionality of the Inktomi shopping engine. We plan to augment the Inktomi shopping engine to include access to purchase venues other than our product database, such as auction sites, classified advertising and local merchants who may not even have an online presence. We also plan to promote more advanced comparison shopping by enabling virtual community forums in which shoppers can interact with other shoppers who have similar interests to share experiences with specific products and brands.

  Our Internet shopping engine is still under development and is available only in "preview" versions. We are still developing the business model for our shopping engine and anticipate that revenues will be generated by revenue-sharing arrangements with online merchants, and by per-query search fees, advertising revenue and license, support and maintenance fees from Internet portals and other web site customers. The success of our shopping engine will depend on our ability to establish and maintain strong relationships with customers and online merchants, the ability and willingness of our customers to promote our shopping services on their web sites, the dollar volume of online purchases generated by participating merchants, and the level of advertising revenues generated by customers.

  Directory Engine. In June 1999, we launched our directory engine, the first customizable, automated solution for the creation and maintenance of Internet directories. Traditionally, Internet directories have relied on human editors alone to systematically review web pages and categorize them into a directory structure. As the number of documents on the Internet continues to grow, this manual process will become more cumbersome and expensive as more editors are required to examine and categorize more documents. The Inktomi directory engine addresses this problem by automating the production of Internet directories to deliver better scalability and more efficient directory management. We currently have entered into agreements to provide the Inktomi directory engine to several new and existing portal services customers, including Aeneid Corporation, GoProfit.com, Goto.com and Knight-Ridder.

  The Inktomi directory engine uses our new concept induction technology to automatically analyze and categorize millions of documents. Concept induction incorporates sophisticated algorithms that can be trained to associate certain web pages with specific categories within any desired classification scheme. This is done through complex statistical analyses of word and phrase structures against a prespecified set of training documents. Once trained to recognize specific categories of classification, the algorithms can analyze a massive number of unrelated documents and sort them into initial classification schemes.

  As with our other portal services, we provide the Inktomi directory engine to Internet portal and other web site customers on a private label basis and manage all of the back-end hardware and operations. We provide our customers with software tools to develop the front-end user interface and with access to the directory engine through the Inktomi Data Protocol. The Inktomi directory engine is flexible and supports a range of deployment options. We have developed our own master Internet directory that currently contains thousands of categories and over one million documents. Customers can integrate the master directory into their web sites "as is" or can customize the master directory using the Inktomi directory management system. Using this system, customers can add or delete categories and individual documents, rearrange subject hierarchies, and map taxonomy structures between existing or third party directories. The intuitive Java interface for the Inktomi directory management system supports hundreds of simultaneous editors, allowing large organizations to leverage their in-house expertise or online user communities to constantly evolve and expand the directory.

                     [DIAGRAM OF INKTOMI DIRECTORY ENGINE]

  We have developed our suite of portal services to enable customers to incorporate their own content and communities to create unique online services that enhance end-user loyalty and revenue opportunities. The suite of portal services is engineered to tightly integrate data and functionality across applications. The Inktomi directory engine is the first Internet-scale directory to integrate full-text searching of documents, allowing users to alternately navigate by topic or keyword search. Because documents are crawled using the Inktomi search engine, the directory offers a high degree of freshness as well as powerful search tools. The Inktomi search engine, in turn, can now integrate concept recognition into keyword searches for added relevance and ease of use. For example, a general search on the word "chips" interactively prompts the user to refine her search by selecting among topics such as "computer chips", "poker chips" and "potato chips". Additionally, the Inktomi shopping engine product database has been mapped into the Inktomi master directory, allowing our customers to integrate online shopping offerings that match an end user's topics of interest.

Technology

  Our coupled cluster software architecture and dataflow and concept induction technologies have been designed to serve as the foundation for a variety of scalable network products. Our coupled cluster software architecture enables multiple workstations to function together as one extremely powerful computer, our dataflow technology enhances the operating efficiency of individual workstations within the cluster and our concept induction technology enables the automatic classification of content. Certain key employees of Inktomi initiated their work on cluster computing at the University of California at Berkeley in 1994 under a grant from the U.S. Department of Defense Advanced Research Projects Agency to develop networks of workstations with the performance capabilities of supercomputers, but at substantially lower cost. We have licensed aspects of this early work, which we have significantly modified and enhanced. We developed our dataflow and concept induction technologies internally.

  Our coupled cluster software architecture provides the foundation for the scalability, high availability, fault tolerance and price/performance characteristics of our applications. Our coupled cluster architecture is based on sophisticated parallel processing techniques that disaggregate tasks and assign them to individual workstations (or nodes) within the cluster. In order to maximize performance, nodes within a cluster are connected to each other through a high-speed local area network. We have developed complementary proprietary software that enables the cluster to be managed as if it were a single node, ensuring consistent configurations and reducing both administrative costs and the possibility of error. The management software also enables centralized monitoring (via a standard Web browser) of the full cluster through any individual node. In the event of a node failure, that node's responsibilities and IP address are automatically reassigned to other nodes. In addition, nodes may be added or swapped without interrupting the operations of the cluster and any changes are automatically recognized and incorporated by the management software. These two features contribute to enhanced scalability, significantly greater system availability and reduced administrative costs.

  Our dataflow technology provides a framework for building applications that focus on input/output ("I/O") and data movement. It bypasses the operating system to directly handle management tasks such as CPU scheduling, network I/O and memory allocation. We have designed our dataflow technology from the ground up to address the unique problems of accessing data over variable-speed Internet connections. This technology is capable of supporting thousands of simultaneous operations per node, thus maintaining high CPU and memory utilization despite hundreds of slow network connections. This capability greatly improves the performance of individual nodes as they are able to process several operations while waiting for responses to earlier commands or queries, thereby substantially eliminating idle time.

  Our concept induction technology provides the foundation for the classification of content. The technology incorporates sophisticated algorithms that can be trained to associate certain web pages with specific categories within any desired classification scheme. This is done through complex statistical analyses of word and phrase structures against a prespecified set of training documents. Once trained to recognize specific categories of classification, the algorithms can analyze a massive number of unrelated documents and sort them into initial classification schemes. Concept induction technology can be used for a number of functions, including automatic directory services for search engines, recognition of like content for comparison shopping services, and pre-programmed directory services for content providers.

  In addition to our core coupled cluster software architecture and dataflow and concept induction technologies, we have developed technologies in several important related areas, including information retrieval, secure remote cluster management and object databases for network caches. We intend to continue to develop new technologies, as well as enhance and extend our core technology, in order to bring new scalable software applications to market.

Sales and Marketing

  Our sales strategy is to pursue opportunities with large accounts through a direct sales force, and to penetrate various targeted market segments through multiple indirect distribution channels.

  We maintain direct sales personnel domestically in Atlanta, Boston, Chicago, Dallas, Denver, McLean (Virginia), New York, and San Mateo (California). Our direct sales force is organized into individual account teams, each consisting of a sales representative and a systems engineer. We generate leads from contacts made through seminars, conferences, trade shows, customers and an ongoing public relations program. We qualify the leads and assign an account team to major prospective customers. The account team initiates the sales process, which generally involves multiple presentations to information technology and business professionals within the prospective customer's organization. In addition, sales of the Traffic Server application generally include a pilot implementation, successful completion and testing of which is a prerequisite to full-scale deployment. We intend to increase the size of our direct sales force and to establish additional sales offices domestically and internationally.

  In order to achieve broad distribution of our products and services, we have established multiple indirect distribution channels, including OEMs, resellers, systems integrators and joint marketing partners. These channels are intended to increase geographic sales coverage and to address mid-tier Internet service providers and large corporate customers.

  We believe it is important to have a strong international presence and intend to translate and localize our products and services to address international markets. We employ a mix of channels similar to our U.S. model through the use of OEMs, resellers and systems integrators. We have established a subsidiary in England and sales offices in France and Germany to address the European market and subsidiaries in Japan and Korea to support channel partners in the Asia-Pacific region. We intend to hire additional sales and marketing personnel in these offices and to establish additional offices to support our international operations.

  We conduct a variety of programs worldwide to stimulate market demand for our products, including public relations activities, advertising, trade shows and collateral development. These programs are focused on our target markets and are designed to create awareness and generate sales leads.

Customer Service and Support

  We believe that a high level of customer service and support is critical to the successful marketing and sale of our products. We are developing a comprehensive service and support organization to manage customer accounts and expect to provide an increasing level of support as our network products and portal services are deployed across a range of customers, both domestically and internationally. We currently provide support for our products and services from our

California, Virginia and England locations. We plan to establish additional service and support sites internationally commensurate with customer needs.

  We provide a base level of technical support to our customers through maintenance and support agreements. The base level of support includes assistance with installation, configuration and initial set-up of the application, run-time support, and software maintenance releases. For additional fees, a customer may choose to receive software upgrades, training and support during extended hours. We generally provide our base level of support via e-mail, our web site, fax and telephone.

  We also provide a variety of professional services to our customers. These services include customer network evaluation and implementation guidance, assistance with installation, configuration and initial set-up of the application at the customer's facility, and cluster growth and other scaling recommendations. We expect to expand the variety of these services as necessary to meet the growing needs of our customers.

  The complexity of our products and the difficulty of installing them require highly trained customer service and support personnel. We currently have a small customer service and support organization and will need to increase our staff to support new customers, new product lines and the expanding needs of existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

Research and Development

  We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications incorporating that technology, and maintaining the competitiveness of our product and service offerings. We have invested significant time and resources in creating a structured process for undertaking all product development projects. This process involves all functional groups and all levels within Inktomi and is designed to provide the framework for defining and addressing the steps, tasks and activities required to bring product concepts and development projects to market successfully. In addition, we have actively recruited and hired key computer scientists, engineers and software developers with expertise and degrees in the areas of massively parallel computing, coupled cluster computing, software dataflow operations and mathematics, and have complemented these individuals by hiring senior management with extensive backgrounds in the network infrastructure, enterprise software and Internet industries. Through this mix of personnel, we strive to create and maintain an environment of rapid innovation and product development.

  Since inception, we have focused our research and development efforts on developing and enhancing our coupled cluster software architecture and dataflow technology and on applying these technologies to our search engine and Traffic Server network cache products. More recently, we have devoted significant efforts to developing the initial versions of our shopping engine and directory engine and to creating our concept induction technology to tightly integrate our search engine, shopping engine and directory engine applications together. We are currently working on adding features and functionality across each of our current applications and developing value-added service modules for use in conjunction with Traffic Server. Our research and development expenses totaled $11.2 million for the six month period ended March 31, 1999, $13.5 million for the year ended September 30, 1998, $5.1 million for the year ended September 30, 1997 and $1.5 million for the period from February 2, 1996 (inception) to September 30, 1996.

Competition

  We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We face competition in the overall network infrastructure market as well as the network cache, Internet search/directory and online shopping segments of this market. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

  In the market for network cache solutions, we compete on the basis of performance, scalability, data throughput, ease of integration and manageability. Competition in the network cache market continues to intensify as new solutions are coming to market and several companies are forming technology alliances and OEM relationships to sell their products. We compete primarily against several companies including CacheFlow, Cisco Systems, InfoLibria, Microsoft, Netscape, Network Appliance, Novell, and Spyglass. We also compete against freeware caching solutions including CERN, Harvest and Squid. We are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Traffic Server. We believe that Traffic Server may face competition from other providers of competing solutions to network infrastructure problems, including networking hardware and software manufacturers, content distribution providers, traditional hardware manufacturers, telecommunications providers, cable TV/communications providers, software database companies, and large diversified software and technology companies. Cisco Systems, Microsoft and Netscape provide or have announced their intentions to provide a range of software and hardware products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments in which we compete.

  In the market for providing outsourced search and directory services, we compete on the basis of performance, OEM customization, scalability, price, relevance of results and user response time. We compete with a number of companies to provide Internet search and directory services, many of which have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading online services and advertisers, and have secured greater presence in distribution channels. Traditionally, our competitors have provided search/directory services directly to end users through their own web sites and have supplied search/directory services to third party web sites as a supplement to this business. However, we are facing increased competition from several newer competitors that are following our business model of providing Internet search/directory services primarily to Internet portals and other web site customers. These newer competitors have focused on search result relevance and ease of use in providing their services. We currently compete with companies including AltaVista, Ask Jeeves, Direct Hit Technologies, Excite@Home, Google, Infoseek, LookSmart, Lycos, Netscape Open Directory and Northern Light. In addition, large media companies such as The Walt Disney Company and NBC Enterprises, and other Internet-based companies such as America Online and Excite@Home have recently made investments in or acquired Internet search engine companies, and we believe that other large media enterprises may enter or expand their presence in the Internet search and directory market, either directly or indirectly through collaborations or other strategic alliances.

  The market for shopping engine applications is rapidly evolving and intensely competitive. Our current and potential competitors include other providers of shopping technologies and services including Jango.com, owned by Excite@Home, Junglee, owned by Amazon.com, and mySimon.com; and various online retailers and aggregators of merchandise including Amazon.com, Bottom Dollar, owned by WebCentric, eBay, InfoSpace.com and Yahoo!. We believe the principal factors that will draw end users to an online shopping application include brand availability, selection, personalized services, convenience, price, accessibility, customer services, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. We have little or no control over many of these factors.

  Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by us. Also, current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

Proprietary Rights

  Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end users from a central location. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. These claims have been threatened against us from time to time, and have been brought, and sometimes successfully pressed, against online service providers. It is also possible that if any information provided through any of our portal services or facilitated by our Traffic Server product contains errors, third parties could make claims against us for losses incurred in reliance on this information. Further, there is the potential for product liability claims to be asserted against us by end users who purchase goods and services through our shopping engine. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

  Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be sure that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

  Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly vulnerable to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Lycos has announced that it is the exclusive licensee of a patent covering a method of crawling information on the Internet, and that it may bring actions against companies that it believes are infringing this patent in the future. We also believe that many of our competitors in the network cache business and the portal service business have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. We cannot be sure that Lycos or other third parties will not make a claim of infringement against us with respect to our products and technology. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to reengineer our products or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology at a reasonable cost could adversely affect our business.

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

Employees

  We had 376 full-time employees as of June 30, 1999. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider relations with our employees to be good.

Facilities

  We lease approximately 48,000 square feet in a single office building located in San Mateo, California. Approximately 16,400 square feet is leased under a sublease that expires February 2000. This 16,400 square feet becomes the subject of an extension directly with the master landlord upon expiration of the sublease. This extension expires in October 2002. Approximately 32,300 square feet of this San Mateo space is leased under a lease that expires in October 2003.

  We have executed a lease for approximately 177,000 square feet of office space in Foster City, California. This lease expires 11 years after commencement, which is anticipated to be in August 1999. This lease provides us with an option to expand into a total of approximately 241,000 square feet after five years and provides an option to purchase the site from months 13 through 59.

  We also lease space in Atlanta, Boston, Chicago, Dallas, Denver, McLean (Virginia), London, Munich, Paris, Seoul and Tokyo. The McLean, Virginia lease covers approximately 6,200 square feet and expires in August 2003, the London lease covers approximately 3,500 square feet and expires in June 2009, and the Tokyo lease covers approximately 3,500 square feet and expires in April 2001. The remaining leases are executive office leases and have terms of 12 months or less.

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

                                   MANAGEMENT

Executive Officers and Directors

  The following table shows information about the executive officers and directors of Inktomi as of June 30, 1999:

             Name             Age                   Position
 ---------------------------- --- --------------------------------------------
                                  Chairman of the Board, President and Chief
 David C. Peterschmidt(1)....  51 Executive Officer
 Dr. Eric A. Brewer..........  32 Chief Scientist and Director
 Paul Gauthier...............  26 Chief Technology Officer
 Jerry M. Kennelly...........  48 Vice President of Finance, Chief Financial
                                  Officer and Secretary
 Dennis L. McEvoy............  51 Vice President of Development and Support
 Richard B. Pierce...........  41 Vice President of Marketing
 Timothy Stevens.............  32 Vice President of Corporate and Legal
                                  Affairs, General Counsel and Assistant
                                  Secretary
 Vince Vannelli..............  40 Vice President of Worldwide Field Operations
 Frank Gill(3)...............  55 Director
 Fredric W. Harman(1)(2)(3)..  39 Director
 John A. Porter(1)(2)(3).....  55 Director
 Alan F. Shugart(2)..........  68 Director

--------
(1) Member of Nominating Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

  David C. Peterschmidt has served as President, Chief Executive Officer and a director of Inktomi since July 1996. He was appointed Chairman of the Board in December 1997. From 1991 until joining Inktomi, he served as Chief Operating Officer and Executive Vice President of Sybase, Inc., a database company. From 1988 to 1991, Mr. Peterschmidt was a consultant with The Kappa Group, a management consulting firm, where he provided senior level sales and marketing training to a variety of companies. From 1987 to 1988, he served as Vice President of Sales and Marketing for System Industries, Inc., a manufacturer of storage subsystems for Digital Equipment Corporation computers. Mr. Peterschmidt also served as a Captain in the United States Air Force for nine years, where he was Lead Contract Negotiator on the B1 Bomber Program with Rockwell International, Inc. He is currently a director of Portal Software, Inc. Mr. Peterschmidt holds a Bachelor of Arts degree in Political Science from the University of Missouri and a Masters of Business Administration from Chapman College.

  Dr. Eric A. Brewer has served as a director of Inktomi since its inception in February 1996. From February 1996 to December 1997, Dr. Brewer was Chief Technology Officer of Inktomi and was appointed Chief Scientist in December 1997. From May 1996 to July 1996, he served as interim President and Chief Executive Officer of Inktomi. Dr. Brewer has been a professor in the Computer Science Division at the University of California, Berkeley since July 1994. Dr. Brewer served as a research assistant at the Massachusetts Institute of Technology from September 1989 to August 1994. From June 1986 to November 1992, Dr. Brewer was a software engineer at CADAM, Inc. Dr. Brewer holds a Bachelor of Science degree in Computer Science from the University of California, Berkeley and a doctorate degree in Computer Science from the Massachusetts Institute of Technology.

  Paul Gauthier served as Vice President of Research and Development of Inktomi from February 1996 until his appointment as Chief Technology Officer in December 1997. From May 1995 to August 1995, Mr. Gauthier served as an intern at Digital Equipment Corporation's Systems Research

Center. Mr. Gauthier served as a programmer analyst for Seimac Limited from May 1994 to July 1994. From July 1989 to April 1994, Mr. Gauthier served as Technical Director for Worthington Software Company. Mr. Gauthier served as a programmer at Dymaxion Research from June 1987 to July 1989. Mr. Gauthier holds a Bachelor of Science degree, with honors, in Computer Science from Dalhousie University.

  Jerry M. Kennelly joined Inktomi as Vice President of Finance and Chief Financial Officer in October 1996. From June 1990 until joining Inktomi, Mr. Kennelly worked for Sybase, Inc. in a number of senior financial positions. Most recently, he served as Vice President of Corporate Finance. From November 1988 to May 1990, Mr. Kennelly served as the Controller for U.S. Operations at Oracle Corporation. From December 1980 to October 1988, he served as World Wide Sales and Marketing Controller at Tandem Computers, Inc. Mr. Kennelly holds a Bachelor of Arts degree in Political Economy from Williams College and a Masters degree in Accounting from the New York University Graduate School of Business Administration. He is also a Certified Public Accountant.

  Dennis L. McEvoy joined Inktomi as a consultant in March 1997 and became Vice President of Development and Support in June 1997. From October 1996 to February 1997, Mr. McEvoy served as Executive Vice President of Products and Services at Verity, Inc., a provider of information search, retrieval and push software for corporate intranets and the Internet. From October 1994 to September 1996, he served in several executive management positions at Sybase, Inc., most recently as President, Enterprise Business Group. Prior to joining Sybase, in January 1989, Mr. McEvoy co-founded and served as President and Chief Executive Officer of Cooperative Solutions, Inc., a client/server software company focused on development tools and production software for mission-critical applications. Cooperative Solutions was acquired by Bachman Information Systems, Inc. in August 1993, whereupon Mr. McEvoy joined Bachman as a Vice President and served in this capacity until August 1994. From December 1974 to June 1988, Mr. McEvoy worked at Tandem Computers, Inc., most recently as Vice President, Software Division. Mr. McEvoy holds a Bachelor of Science degree in Mathematics from Carnegie-Mellon University.

  Richard B. Pierce joined Inktomi as its Vice President of Marketing in November 1996. From December 1981 until joining Inktomi, Mr. Pierce worked at Intel Corporation where he held a variety of marketing, strategic planning and operations management positions. Most recently, he was marketing director of Intel's mobile and handheld products group. Mr. Pierce holds a Bachelor of Science degree in Electrical Engineering from Purdue University.

  Timothy Stevens joined Inktomi as its Vice President of Corporate and Legal Affairs and General Counsel in July 1997. Prior to joining Inktomi, Mr. Stevens was an attorney with Wilson Sonsini Goodrich & Rosati, where he served as primary outside counsel for more than thirty private and public companies, specifically in the areas of venture capital and corporate financing, public offerings, mergers and acquisitions, and securities and intellectual property law. Mr. Stevens holds Bachelor of Science degrees in Finance and Management from the University of Oregon and a Juris Doctor degree from the University of California, Davis.

  Vince Vannelli joined Inktomi as Vice President of Worldwide Field Operations in January 1998. Prior to joining Inktomi, Mr. Vannelli was most recently the Vice President and General Manager for U.S. Operations for Hitachi Data Systems, Inc., a computer services and equipment company. Mr. Vannelli worked for Hitachi for eight years, first as a District Sales Manager in Northern California, then as the Regional Manager of the Mid-Atlantic states, then as the Eastern Division manager. Following these assignments, Mr. Vannelli returned to California to assist the Chief Executive Officer of Hitachi in re-engineering worldwide sales and marketing; then after a brief period running the Western Division, was named Vice President and General Manager for U.S. Operations. Prior to working for Hitachi, Mr. Vannelli was employed by IBM Corporation for eight years in a variety of sales and sales management roles. Mr. Vannelli holds Bachelor of Science and Masters degrees in Industrial Engineering from Stanford University.

  Frank Gill joined Inktomi as a director in December 1998. Mr. Gill is a 23-year veteran of Intel Corporation where he held a variety of positions in sales and marketing, product development, and manufacturing operations. At the time of his retirement in June 1998, he was Executive Vice President of Intel. Mr. Gill joined Intel in 1975 as district sales manager and was promoted to a variety of managerial positions over the next decade rising to head the North American sales and marketing organization in 1985. In 1988, his responsibilities expanded to encompass worldwide sales and marketing operations and he was made a Senior Vice President of Intel in 1989. In 1990, Mr. Gill became General Manager of Intel's Systems Group responsible for the design, manufacture, and marketing of all Intel module and system level products. With the increasing importance of the Internet, in 1995 Mr. Gill was appointed General Manager of the newly created Internet and Communications Group with responsibility to guide Intel's strategy, product development, marketing, and "industry enabling" activities within the Internet, networking, media and communications space. He was promoted to Executive Vice President of Intel in 1996. In addition to serving as a director of Inktomi, Mr. Gill is a director of Logitech International S.A., Sequent Computer Systems, Inc., Tektronix, Inc., TelCom Semiconductor, Inc. and other privately held companies. Mr. Gill holds a Bachelor of Science degree in Electrical Engineering from the University of California at Davis.

  Fredric W. Harman joined Inktomi as a director in April 1997. Since July 1994, Mr. Harman has served as a Managing Member of the general partners of venture capital funds affiliated with Oak Investment Partners. From April 1991 to June 1994, he served as a general partner of Morgan Stanley Venture Capital, L.P. Mr. Harman is a director of ILOG, S.A. and several privately held companies. Mr. Harman holds Bachelor of Science and Masters degrees in Electrical Engineering from Stanford University and a Masters of Business Administration from Harvard University.

  John A. Porter joined Inktomi as a director in March 1997. Mr. Porter is currently actively involved in a variety of private investment and business ventures. He is a director of MCI WorldCom Inc., a full-service telecommunications provider and, through its wholly owned subsidiary UUNet, Inc., the largest Internet service provider in the United States. Mr. Porter previously served on the Board of Directors of WorldCom from 1989 until its merger with MCI, serving as Chairman of the Board from 1989 to 1993 and as Vice Chairman from 1993 to 1996. Mr. Porter also has served as Chairman of the Board and Chief Executive Officer of Industrial Electric Manufacturing, Inc., a switch gear manufacturer, since 1995, and Chairman of the Board of Phillips & Brooks Gladwin, Inc., a full-service provider of public communications equipment and national outsourced services, since 1989. He is also a director of Uniroyal Technologies, Inc.

  Alan F. Shugart joined Inktomi as a director in December 1997. Mr. Shugart has been Chief Executive Officer of Al Shugart International since September 1998. From 1979 to 1998, Mr. Shugart was Chief Executive Officer of Seagate Technology, Inc., a manufacturer of hard disk drives and related components. From 1979 until September 1991 and from October 1992 to September 1998, Mr. Shugart also served as Chairman of the Board of Seagate. He held the position of President of Seagate from September 1991 until September 1997 and Chief Operating Officer of Seagate from September 1991 until March 1995. Mr. Shugart is currently a Director of Valence Technology, Inc., SanDisk Corporation, Cypress Semiconductor Corp. and other privately held companies.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table shows information known to Inktomi about the beneficial ownership of its common stock as of June 30, 1999, and as adjusted to reflect the sale of common stock offered hereby by each stockholder known by Inktomi to own beneficially more than 5% of the common stock, each executive officer of Inktomi, each director of Inktomi, and all directors and executive officers as a group. As of June 30, 1999, there were 50,282,912 shares of common stock outstanding.

  The following table assumes that the underwriters' do not exercise their option to purchase additional shares in the offering. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 1999 are deemed outstanding, while these shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

                                Shares of
                              Common Stock                    Shares of Common
                           Beneficially Owned             Stock to be Beneficially
                            Before Sale Under                 Owned After Sale
                             This Prospectus     Shares     Under This Prospectus
                          ---------------------   to be   ------------------------------
          Name              Number   Percentage   Sold       Number        Percentage
          ----            ---------- ---------- --------- --------------- --------------
Entities affiliated with
 Oak Investment
 Partners(1)............   3,302,954     6.6%     600,000       2,702,954          5.4%
 525 University Avenue,
  Suite 1300
 Palo Alto, CA 94301
Fredric W. Harman(2)....   3,332,954     6.6      600,000       2,732,954          5.4
 525 University Avenue,
  Suite 1300
 Palo Alto, CA 94301
Dr. Eric A. Brewer(3)...   4,059,532     8.0           --       4,059,532          8.0
 Inktomi Corporation
 1900 S. Norfolk Street,
  Suite 310
 San Mateo, CA 94403
Paul Gauthier(4)........   3,748,757     7.4      300,000       3,448,757          6.8
 Inktomi Corporation
 1900 S. Norfolk Street,
  Suite 310
 San Mateo, CA 94403
David C.
 Peterschmidt(5)........   1,912,614     3.7      125,000       1,787,614          3.4
Jerry M. Kennelly(6)....     591,097     1.2       75,000         516,097          1.0
Dennis L. McEvoy(7).....     551,621     1.1       75,000         476,621            *
Richard B. Pierce(8)....     825,625     1.6       85,000         740,625          1.5
Timothy Stevens(9)......     186,832       *       10,000         176,832            *
Vince Vannelli(10)......     450,994       *       15,000         435,994            *
Frank Gill(11)..........      96,800       *           --          96,800            *
John A. Porter(12)......     163,334       *           --         163,334            *
Alan F. Shugart(13).....     130,000       *           --         130,000            *
All directors and
 executive officers as a
 group (12
 persons)(14)...........  16,050,160    29.7    1,285,000      14,765,160         27.3

--------
  * Less than 1% of the outstanding shares of common stock.
 (1) Includes 3,264,152 shares held by Oak Investment Partners VII, Limited Partnership and 38,802 shares held by Oak VII Affiliates Fund, Limited Partnership. Oak Investment Partners VII, Limited Partnership, is selling all 600,000 shares in this offering.

 (2) Includes 3,264,152 shares held by Oak Investment Partners VII, Limited Partnership and 38,802 shares held by Oak VII Affiliates Fund, Limited Partnership. Also includes an option held by Mr. Harman to purchase 30,000 shares of common stock. The option is fully exercisable although as of June 30, 1999, 24,600 of the shares issuable upon exercise of the option were subject to a right of repurchase by Inktomi at cost in the event Mr. Harman ceases to be a Director of Inktomi. Oak Investment Partners VII, Limited Partnership, is selling all 600,000 shares in this offering.
     Mr. Harman is a Managing Partner of the general partners of the Oak Partners entities. He disclaims beneficial ownership of the shares held by the Oak Partners entities except to the extent of his proportionate partnership interest.
 (3) Includes 3,558,664 shares held by Dr. Brewer and his wife. Also includes Dr. Brewer's pro rata interest in a warrant held by Inktomi LLC, which pro rata interest equals 350,868 shares. All of these shares and warrants are fully vested and are not subject to repurchase by Inktomi. Also includes options held by Dr. Brewer to purchase 150,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 147,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Dr. Brewer ceases to be an employee of Inktomi.
 (4) Includes 3,222,889 shares held by Mr. Gauthier. Also includes Mr. Gauthier's pro rata interest in a warrant held by Inktomi LLC, which pro rata interest equals 350,868 shares. All of these shares and warrants are fully vested and are not subject to repurchase by Inktomi. Also includes options held by Mr. Gauthier to purchase 175,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 170,500 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Gauthier ceases to be an employee of Inktomi.
 (5) Includes 212,214 shares held by David C. Peterschmidt and Roxanne N. Peterschmidt, Trustees of the Peterschmidt Family Trust U/D/T Dtd 12/30/91. Also includes 1,300,400 shares issuable upon exercise of stock options that are fully vested. Also includes options held by Mr. Peterschmidt to purchase 400,000 shares of common stock. The options are fully exercisable although as of June 30, 1999 388,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Peterschmidt ceases to be an employee of Inktomi.
 (6) Includes 13,334 shares held by Jerry Kennelly, as trustee for Christopher Kennelly, 13,334 shares held by Jerry Kennelly, as trustee for Michael Kennelly, and 409,429 shares held by Mr. Kennelly. As of June 30, 1999, 165,333 of the shares held by Mr. Kennelly were subject to a right of repurchase by Inktomi at cost in the event Mr. Kennelly ceases to be an employee of Inktomi. The right of repurchase lapses at the rate of 8,000 shares per month and lapses in full upon consummation of an acquisition of Inktomi. Also includes options held by Mr. Kennelly to purchase
     155,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 150,500 shares issuable upon exercise of the option were subject to a right of repurchase at cost in the event Mr. Kennelly ceases to be an employee of Inktomi.
 (7) Includes 396,621 shares held by Mr. McEvoy and his wife. As of June 30, 1999, 186,105 of the shares held by Mr. McEvoy and his wife were subject to a right of repurchase by Inktomi at cost in the event Mr. McEvoy ceases to be an employee of Inktomi. The right of repurchase lapses at the rate of approximately 7,158 shares per month, and as to all shares upon consummation of an acquisition of Inktomi. Also includes options held by Mr. McEvoy to purchase 155,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 150,500 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. McEvoy ceases to be an employee of Inktomi.
 (8) Includes 88,888 shares held by UTMA: Richard B. Pierce Custodian for Garrett Dean Pierce, 88,888 shares held by UTMA: Audrey Jean Brandt Custodian for Adrianna Jean Brandt Pierce, and 447,849 shares held by The Richard Pierce and Audrey Brandt-Pierce Family Trust. As of June 30, 1999, 126,667 of the shares held by the Pierce Family Trust were subject to a right of repurchase by Inktomi at cost in the event Mr. Pierce ceases to be an employee of Inktomi. The right of repurchase lapses at the rate of 6,666 shares per month. Also includes options held by Mr. Pierce to purchase 200,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 194,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Pierce ceases to be an employee of Inktomi.
 (9) Includes 116,832 shares held by Mr. Stevens and his wife. At June 30, 1999, 69,333 of the shares held by Mr. Stevens and his wife were subject to a right to repurchase by Inktomi at cost in the event Mr. Stevens ceases to be an employee of Inktomi. The right of repurchase lapses at the rate of 2,667 shares per month, and as to all shares upon consummation of an acquisition of Inktomi. Also includes options held by Mr. Stevens to purchase 70,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 68,200 of the shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Stevens ceases to be an employee of Inktomi.
(10) Includes 275,994 shares held by Mr. Vannelli. As of June 30, 1999, 264,000 of the shares held by Mr. Vannelli were subject to a right of repurchase by Inktomi at cost in the event Mr. Vannelli ceases to be an employee of Inktomi. The right of repurchase lapses at the rate of 8,000 shares per month. Also includes options held by Mr. Vannelli to purchase 175,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 170,500 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Vannelli ceases to be an employee of Inktomi.

(11) Consists of an option held by Mr. Gill to purchase 96,800 shares of common stock. The option is fully exercisable although as of June 30, 1999, 80,667 of the shares issued upon exercise of the option were subject to a right of repurchase by Inktomi at cost in the event Mr. Gill ceases to be a Director of Inktomi.
(12) Includes 133,334 shares held by Integra Holdings, L.P. Mr. Porter is a general partner of Integra Holdings, L.P. He disclaims beneficial ownership of the shares held by Integra Holdings, L.P. except to the extent of his proportionate partnership interest. Also includes an option held by Mr. Porter to purchase 30,000 shares of common stock. The option is fully exercisable although as of June 30, 1999, 24,600 shares issuable upon exercise of the option were subject to a right of repurchase at cost in the event Mr. Porter ceases to be a Director of Inktomi.
(13) Consists of options held by Mr. Shugart to purchase 130,000 shares of common stock. The options are fully exercisable although as of June 30, 1999, 66,267 of the shares issuable upon exercise of the options were subject to a right of repurchase by Inktomi at cost in the event Mr. Shugart ceases to be a Director of Inktomi.
(14) Includes 701,736 shares issuable upon exercise of warrants and options to purchase 3,067,200 shares, which options are fully exercisable as of June 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

  Inktomi is authorized to issue 300,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

Common Stock

  As of June 30, 1999, there were 50,282,912 shares of common stock outstanding which were held of record by approximately 887 stockholders.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Inktomi, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

  The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Inktomi without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

  At June 30, 1999, there were warrants outstanding to purchase a total of 1,036,516 shares of common stock. Warrants to purchase 6,668 shares at $3.75 per share will expire in August 2001, warrants to purchase 835,402 shares at $0.17 per share will expire in April 2002, warrants to purchase 55,556 shares at $8.78 per share will expire in June 2002, and warrants to purchase 138,890 shares at $17.55 per share will expire in June 2002.

                            VALIDITY OF COMMON STOCK

  The validity of the shares of common stock offered hereby has been passed upon for Inktomi by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, investment partnerships composed of individuals associated with Wilson Sonsini Goodrich & Rosati and attorneys who are members of or are employed by Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of 20,912 shares of Inktomi's common stock. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements as of September 30, 1997 and 1998 and for the period from February 2, 1996 (date of incorporation) through September 30, 1996 and for each of the two years in the period ended September 30, 1998 incorporated by reference from the Annual Report on Form 10-K of Inktomi Corporation for the year ended September 30, 1998 and the supplementary financial statements for such periods included in this prospectus have been incorporated or included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, which reports are given on the authority of that firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about Inktomi and the shares of common stock offered, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

  We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.inktomi.com. Information contained on our web site does not constitute part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is completed.

The documents we incorporate by reference are:

    1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

    2. Our Quarterly Report on Form 10-Q for the quarter ended March 31,
  1999;

    3. Our Quarterly Report on Form 10-Q for the quarter ended December 31,
  1998;

    4. Our Current Report on Form 8-K dated May 13, 1999 relating to the acquisition of Impulse! Buy Network, Inc.;

    5. Our Current Report on Form 8-K dated December 29, 1998 relating to Inktomi's stock split;

    6. Our Current Report on Form 8-K dated November 6, 1998 relating to the pooling of interests resulting from our acquisition of C\\2\\B
  Technologies, Inc.;

    7. Our Current Report on Form 8-K dated October 9, 1998, as amended November 2, 1998, relating to the acquisition of C\\2\\B Technologies, Inc.; and

    8. The description of our common stock contained in our registration statement onForm 8-A as filed with the SEC on May 22, 1998.

  You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Inktomi Corporation, 1900 South Norfolk Street, Suite 310, San Mateo, CA 94403; telephone number
(650) 653-2800.

                               INKTOMI COPORATION

            INDEX TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.......................................... F-2
Supplementary Consolidated Balance Sheets.................................. F-3
Supplementary Consolidated Statements of Operations........................ F-4
Supplementary Consolidated Statements of Changes in Stockholders' Equity... F-5
Supplementary Consolidated Statements of Cash Flows........................ F-7
Notes to Supplementary Consolidated Financial Statements................... F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Inktomi Corporation

In our opinion, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Inktomi Corporation and its subsidiaries at September 30, 1997 and 1998, and the results of their operations and cash flows for the period from February 2, 1996 (date of inception) to September 30, 1996, and for the two years ended September 30, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1, on April 30, 1999, Inktomi Corporation acquired Impulse! Buy Network, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the acquisition of Impulse! Buy Network, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Inktomi Corporation and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

PricewaterhouseCoopers LLP
San Francisco, California
October 16, 1998, except as
 to the pooling of interests
 with Impulse! Buy Network,
 Inc. which is as of April
 30, 1999

                              INKTOMI CORPORATION

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                        September 30, September 30,  March 31,
                                            1997          1998         1999
                                        ------------- ------------- -----------
                                                                    (Unaudited)
                Assets
Current assets
 Cash and cash equivalents.............   $  7,044      $ 29,267     $ 41,805
 Short-term investments................        --         19,690       77,526
                                          --------      --------     --------
  Total cash, cash equivalents and
   short-term investments..............      7,044        48,957      119,331
 Accounts receivable, net..............        830         5,089       11,739
 Prepaid expenses and other current
  assets...............................        171           588        1,612
                                          --------      --------     --------
  Total current assets.................      8,045        54,634      132,682
Property and equipment, net............      6,913        17,516       20,597
Other assets...........................        199           211        1,718
                                          --------      --------     --------
  Total assets.........................   $ 15,157      $ 72,361     $154,997
                                          ========      ========     ========

 Liabilities and Stockholders' Equity

Current liabilities
 Current portion of notes payable......   $  2,490      $  3,832     $  4,655
 Current portion of capital lease
  obligations..........................         --         2,054        2,340
 Accounts payable......................      1,028         4,938        6,871
 Accrued liabilities...................      1,148         6,764        6,878
 Deferred revenue......................        715         1,370        3,422
                                          --------      --------     --------
  Total current liabilities............      5,381        18,958       24,166
 Notes payable.........................      5,029         4,236        3,499
 Capital lease obligations, less
  current portion......................         --         4,646        3,353
                                          --------      --------     --------
  Total liabilities....................     10,410        27,840       31,018
Commitments (Note 6)
Stockholders' equity
 Convertible preferred stock, $0.001
  par value; Authorized: 17,080 at
  September 30, 1997, 10,000 authorized
  at September 30, 1998 and at March
  31, 1999 (unaudited); Issued and
  outstanding: 14,938 at September 30,
  1997, none at September 30, 1998 and
  March 31, 1999 (unaudited)...........         15           --           --
 Common stock, $0.001 par value;
  Authorized:
  100,000 at September 30, 1997 and
  September 30, 1998, and 300,000 at
  March 31, 1999 (unaudited);
  Outstanding: 11,924 at September 30,
  1997, 47,476 at September 30, 1998
  and 49,552 at March 31, 1999
  (unaudited)..........................         12            47           49
 Additional paid-in capital............     17,723        86,106      178,789
 Deferred compensation and other.......        909        (3,186)      (3,441)
 Accumulated deficit...................    (13,912)      (38,446)     (51,418)
                                          --------      --------     --------
  Total stockholders' equity...........      4,747        44,521      123,979
                                          --------      --------     --------
  Total liabilities and stockholders'
   equity..............................   $ 15,157      $ 72,361     $154,997
                                          ========      ========     ========

       The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                          For the Period from   For the Year Ended  For the Six Months
                         Inception (February 2,    September 30,     Ended  March 31,
                             1996) through      ------------------  ------------------
                           September 30, 1996     1997      1998     1998      1999
                         ---------------------- --------  --------  -------  --------
                                                                      (Unaudited)
Revenues
 Network products.......        $   --          $     60  $  7,962  $   691  $ 13,702
 Portal services........            530            5,725    12,476    5,186    11,683
                                -------         --------  --------  -------  --------
    Total revenues......            530            5,785    20,438    5,877    25,385
Operating expenses
 Cost of revenues.......            239            1,512     4,888    1,695     4,941
 Sales and marketing....            898            7,835    21,940    7,047    21,008
 Research and
  development...........          1,482            5,134    13,455    5,015    11,211
 General and
  administrative........          1,342            1,487     4,095    1,776     2,772
 Acquisition related
  costs.................            --               --      1,018      --        --
                                -------         --------  --------  -------  --------
    Total operating
     expenses...........          3,961           15,968    45,396   15,533    39,932
                                -------         --------  --------  -------  --------
Operating loss..........         (3,431)         (10,183)  (24,958)  (9,656)  (14,547)
Interest income
 (expense), net.........           (104)            (194)      424      (93)    1,575
                                -------         --------  --------  -------  --------
    Net loss............        $(3,535)        $(10,377) $(24,534) $(9,749) $(12,972)
                                =======         ========  ========  =======  ========
Basic and diluted net
 loss per share.........        $ (0.94)        $  (0.40) $  (0.63) $ (0.26) $  (0.26)
                                =======         ========  ========  =======  ========
Shares used in
 calculating basic and
 diluted net loss per
 share..................          3,768           25,954    39,130   37,379    48,984
                                =======         ========  ========  =======  ========


       The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

    SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            For the Period from Inception (February 2, 1996) through
                                 March 31, 1999
                                 (in thousands)

                           Convertible
                            Preferred
                              Stock     Common Stock  Additional   Deferred
                          ------------- -------------  Paid-in   Compensation Accumulated
                          Shares Amount Shares Amount  Capital     & Other      Deficit    Total
                          ------ ------ ------ ------ ---------- ------------ ----------- --------
Transfer of technology..     --   $--      --   $--    $   --      $(3,133)    $    --    $ (3,133)
Issuance of common stock
 for cash, notes, or
 services, including for
 exercise of options and
 warrants...............                 4,934     5       390         591                     986
Issuance of preferred
 stock..................  10,072    10                   4,012                               4,022
Net loss................                                                         (3,535)    (3,535)
                          ------  ----  ------  ----   -------     -------     --------   --------
Balance, September 30,
 1996...................  10,072    10   4,934     5     4,402      (2,542)      (3,535)    (1,660)
Issuance of common stock
 for cash, notes, or
 services, including for
 exercise of options and
 warrants ..............                 6,990     7     3,346         (69)                  3,284
Issuance of preferred
 stock, net of issuance
 costs of $109..........   4,786     5                   9,672                               9,677
Issuance of preferred
 stock upon conversion
 of note payable........      80                           200                                 200
Forgiveness of note
 payable related to
 transfer of
 technology.............                                             3,133                   3,133
Issuance of preferred
 stock warrants.........                                               490                     490
Stock compensation in
 connection with
 issuance of stock
 options................                                   103        (103)                    --
Net loss................                                                        (10,377)   (10,377)
                          ------  ----  ------  ----   -------     -------     --------   --------
Balance, September 30,
 1997...................  14,938  $ 15  11,924  $ 12   $17,723     $   909     $(13,912)  $  4,747


       The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CHANGES IN
                       STOCKHOLDERS' EQUITY--(Continued)
            For the Period from Inception (February 2, 1996) through
                                 March 31, 1999
                                 (in thousands)

                           Convertible
                            Preferred
                              Stock        Common Stock  Additional   Deferred
                          ---------------  -------------  Paid-in   Compensation Accumulated
                          Shares   Amount  Shares Amount  Capital     & Other      Deficit    Total
                          -------  ------  ------ ------ ---------- ------------ ----------- --------
Balance, September 30,
 1997...................   14,938  $  15   11,924  $12    $ 17,723    $   909     $(13,912)  $  4,747
Issuance of preferred
 stock, net of issuance
 costs of $1,128........    3,298      3                    12,884                             12,887
Issuance of common stock
 for cash, notes, or
 services, including for
 exercise of options and
 warrants...............                    9,476    9      48,632     (1,653)                 46,988
Exercise of preferred
 stock warrants.........    1,225      1                     4,071                              4,072
Conversion of preferred
 stock to common stock..  (19,461)   (19)  26,076   26          (7)                               --
Stock compensation in
 connection with
 issuance of stock
 options................                                     2,394     (2,078)                    316
Foreign currency
 translation............                                                  (49)                    (49)
Stock compensation in
 connection with
 issuance of stock
 options by Impulse! Buy
 Network................                                       409       (315)                     94
Net loss................                                                           (24,534)   (24,534)
                          -------  -----   ------  ---    --------    -------     --------   --------
Balance, September 30,
 1998...................      --     --    47,476   47      86,106     (3,186)     (38,446)    44,521
Issuance of common stock
 in public offering net
 of issuance costs
 of $680................                    1,333    1      88,865                             88,866
Issuance of common stock
 for cash, notes, or
 services, including for
 exercise of options and
 warrants...............                      743    1       2,682                              2,683
Stock compensation in
 connection with
 issuance of stock
 options by Impulse! Buy
 Network................                                     1,136       (843)                    293
Amortization of stock
 compensation...........                                                  327                     327
Repayment of shareholder
 loans..................                                                  488                     488
Foreign currency
 translation............                                                   23                      23
Unrealized loss on short
 term investments.......                                                 (250)                   (250)
Net loss................                                                           (12,972)   (12,972)
                          -------  -----   ------  ---    --------    -------     --------   --------
Balance, March 31, 1999
 (Unaudited)............      --   $ --    49,552  $49    $178,789    $(3,441)    $(51,418)  $123,979
                          =======  =====   ======  ===    ========    =======     ========   ========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                     For the            For the
                          For the Period from      Year Ended       Six-months Ended
                         Inception (February 2,   September 30,        March 31,
                             1996) through      ------------------  -----------------
                           September 30, 1996     1997      1998     1998      1999
                         ---------------------- --------  --------  -------  --------
                                                                      (Unaudited)
Cash flows from
 operating activities:
 Net loss..............         $(3,535)        $(10,377) $(24,534) $(9,749) $(12,972)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities
 Depreciation and
  amortization.........             336            1,393     3,763    1,548     4,467
 Provision for doubtful
  accounts.............              50               30       551      --        795
 Non-cash expenses.....             390              145       570      --        --
 Stock based
  compensation.........             --               --        410       51       620
  Changes in operating
   assets and
   liabilities
  Accounts receivable..            (178)            (732)   (4,811)    (356)   (7,445)
  Prepaid expenses and
   other assets........             (86)            (285)     (139)    (287)   (2,531)
  Accounts payable.....             389              227     2,436      326     1,933
  Deferred revenue.....             --               715       656       79     2,052
  Accrued liabilities
   and other...........             458              689     5,655      938       114
                                -------         --------  --------  -------  --------
   Net cash used in
    operating
    activities.........          (2,176)          (8,195)  (15,443)  (7,450)  (12,967)
Cash flows from
 investing activities:
 Purchases of short-
  term investments.....             --               --    (32,771)     --    (78,767)
 Proceeds from the sale
  of short-term
  investments..........             --               --     13,091      --     20,681
 Purchase of property
  and equipment........          (2,227)          (6,002)   (6,882)    (633)   (7,548)
 Proceeds from sale of
  equipment............             --               --        928      928       --
                                -------         --------  --------  -------  --------
   Net cash used in
    investing
    activities.........          (2,227)          (6,002)  (25,634)     295   (65,634)
Cash flows from
 financing activities:
 Proceeds from notes
  payable..............             500            9,786     2,845      --        286
 Payments on notes
  payable..............            (300)          (2,267)   (2,296)    (286)     (200)
 Payments on
  obligations under
  capital leases.......             --               --       (336)    (120)   (1,007)
 Proceeds from
  shareholder loans....             --               --        --       --        488
 Proceeds from issuance
  of Preferred Stock,
  net..................           3,632           10,167    16,186   13,295       --
 Proceeds from exercise
  of stock options and
  warrants.............              32              777     4,962    4,298     1,683
 Proceeds from issuance
  of Common Stock......              45            2,362    41,988      885    89,866
 Proceeds from issuance
  of warrants..........             910              --        --       --
                                -------         --------  --------  -------  --------
   Net cash provided by
    financing
    activities.........           4,819           20,825    63,349   18,072    91,116
                                -------         --------  --------  -------  --------
Effect of exchange
 rates on cash and cash
 equivalents...........             --               --        (49)      (4)       23
Increase in cash and
 cash equivalents......             416            6,628    22,223   10,913    12,538
Cash and cash
 equivalents at
 beginning of period...             --               416     7,044    7,044    29,267
                                -------         --------  --------  -------  --------
Cash and cash
 equivalents at end of
 period................         $   416         $  7,044  $ 29,267  $17,957  $ 41,805
                                =======         ========  ========  =======  ========
Supplemental cash flow
      information:
Technology acquired for
 notes payable.........         $ 3,133         $    --   $    --   $   --   $    --
                                =======         ========  ========  =======  ========
Accounts payable
 related to purchase of
 property and
 equipment.............         $   --          $    413  $  1,473  $   --   $    --
                                =======         ========  ========  =======  ========
Foregiveness of note
 payable related to
 technology acquired...         $   --          $  3,133  $    --   $   --   $    --
                                =======         ========  ========  =======  ========
Preferred stock issued
 as compensation for
 services received.....         $   390         $    --   $    --   $   --   $    --
                                =======         ========  ========  =======  ========
Exercise of Common
 Stock options in
 exchange for note
 receivable............         $   --          $     93  $    666  $   --   $    --
                                =======         ========  ========  =======  ========
Stock options issued as
 compensation for
 services rendered.....         $   --          $     93  $     36  $   --   $    --
                                =======         ========  ========  =======  ========
Conversion of note
 payable into Preferred
 Stock.................         $   --          $    200  $    --   $   --   $    --
                                =======         ========  ========  =======  ========
Assets acquired under
 capital lease.........         $   --          $    --   $  6,939  $   525  $    --
                                =======         ========  ========  =======  ========
Common stock issued in
 exchange for prepaid
 advertising...........         $   --          $    --   $    285  $   --   $    --
                                =======         ========  ========  =======  ========
Cash paid for
 interest..............         $   --          $    --   $    --   $   203  $    901
                                =======         ========  ========  =======  ========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)

(1) Significant Accounting Policies:

 Organization:

  Inktomi Corporation ("Inktomi" or the "Company") was incorporated in February 1996 to develop and market scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks. From February 1996 to May 1996, Inktomi's operations consisted primarily of start-up activities, including research and development of Inktomi's core coupled cluster software architecture and dataflow technology, personnel recruiting and capital raising. In May 1996, Inktomi released the first commercial application based on its core technology, a search engine that enables customers to provide a variety of Internet search services to end users. In December 1997, Inktomi began licensing Traffic Server, Inktomi's second application, a large-scale network cache designed to address capacity constraints in high-traffic network routes. In September 1998, Inktomi initiated its third application through its acquisition of C\\2\\B Technologies Inc. ("C\\2\\B"), a developer of online shopping technology. The Company issued 3,782,628 shares of its Common Stock in exchange for all of the outstanding shares of C\\2\\B. C\\2\\B recognized no revenues since inception, raised $5.9 million through various stock issuances, and recorded losses of $1.7 million and $5.0 million for the years ended September 30, 1997 and 1998 respectively. The transaction was accounted for as a pooling of interests. Financial results for all periods have been restated to reflect combined operations.

  On April 30 1999, Inktomi acquired Impulse! Buy Network, Inc. ("Impulse! Buy"), a developer of online merchandising software. Under the terms of the merger agreement, Inktomi acquired all outstanding shares of capital stock and assumed all outstanding warrants, stock options and stock purchase rights of Impulse! Buy in exchange for 899,967 shares of Inktomi common stock. The transaction was accounted for as a pooling of interests. The Company will record acquisition costs of approximately $1.1 million in the quarter ended June 30, 1999 as a result of the acquisition, primarily for accounting, legal and other expenses. Impulse! Buy revenues since inception, have not been significant. Impulse! Buy raised $4.3 million through various stock issuances in 1997 and 1998 and had net losses of $2.2 million and $2.6 million in the period ended September 30, 1998 and the six months ended March 31, 1999 (unaudited), respectively. Pursuant to APB No. 16, Business Combinations, these financial statements present the supplementary consolidated financial statements of both the Company and Impulse! Buy.

 Stock Splits:

  In May 1998, Inktomi's Board of Directors and stockholders approved a 2:3 reverse stock split of the Company's common stock.

  In December 1998, Inktomi's Board of Directors approved a two-for-one stock split (in the form of a 100% stock dividend) of the Company's common stock.

  Historical weighted average shares outstanding and loss per share amounts have been restated to reflect both stock splits.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Principles of Consolidation:

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Inktomi Limited, a United Kingdom subsidiary formed in October 1997. All intercompany balances and transactions have been eliminated in the supplemental consolidated financial statements.

 Cash and Cash Equivalents:

  Cash and cash equivalents are stated at cost, which approximates fair value. The Company includes in cash equivalents all highly liquid investments which mature within three months of their purchase date. Cash equivalents consist primarily of commercial paper, other debt instruments and money market funds.

 Short-Term Investments:

  Short-term investments are comprised primarily of debt securities and are classified as available-for-sale investments. The carrying value of such investments is adjusted to fair value with a resulting adjustment to stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, both of which are included in interest income. Realized gains and losses are recorded using the specific identification method. All investments have maturity dates from three to nine months.

 Property and Equipment:

  Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years. Any gains or losses on the disposal of property and equipment are recorded in the year of disposition.

 Software Development Costs:

  Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility which, for the Company, is upon completion of a working model. To date, all such amounts have been insignificant, and accordingly, the Company has charged all software development costs and research and development costs to expenses.

 Income Taxes:

  Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)

financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

 Impairment of Long-lived Assets:

  The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company will assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

 Revenue Recognition:

  Inktomi generates search services revenues (included in portal services revenues) through a variety of contractual arrangements, which include per-query search fees, search service hosting fees, advertising revenue, license fees and/or maintenance fees. Per-query, hosting and maintenance fees revenues are recognized in the period earned, and advertising revenues are recognized in the period that the advertisement is displayed. A significant portion of the Company's search advertising revenues are from a search service that is maintained by the Company and marketed by Wired Digital, Inc. ("Wired"). Revenues from this agreement are recorded in full and amounts allocable to the partner for marketing costs are included in sales and marketing expenses.

  A portion of the advertising on the Wired search site is exchanged for advertisements on the web sites of other companies. These revenues and marketing expenses are recorded at the fair value of services provided or received, whichever is more determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements are delivered on the Wired site, and expense from barter transactions is recognized when advertisements are delivered on the other companies' web sites. Barter revenues and expenses were approximately $133,000, $1,580,000, $1,810,000, $865,000 and nil for the period from February 2, 1996 (date of inception) through September 30, 1996, the years ended September 30, 1997 and 1998, and the unaudited six-month periods ended March 31, 1998 and 1999, respectively.

  Network products revenues represent primarily license, maintenance, upgrade and distribution fees for the Company's Traffic Server product. License and distribution fees are typically recognized when the software is delivered and all significant obligations have been met. Maintenance and upgrade revenues are recognized ratably over the life of support and upgrade agreements.

 Computation of Historical Net Loss Per Share:

  Basic and diluted net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, comprising the incremental common shares issuable upon the conversion of preferred stock and the exercise of stock options and warrants have not been included as such shares are anti-dilutive.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


 Foreign Currencies

  The balance sheets of the Company's U.K. subsidiary are translated into U.S. dollars at year end rates of exchange. Revenues and expenses are translated at average rates for the year. The resulting translation adjustments are included in stockholders' equity.

  Exchange gains and losses arising from transactions denominated in a foreign currency other than the functional currency of the entity involved are included in other expense. Such exchange gains (losses) have been immaterial to date.

 Business Risk and Concentration of Credit Risk:

  The Company operates in the Internet industry, which is new, rapidly evolving and intensely competitive.

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments (including money market accounts) short term investments, and accounts receivable. The Company places its cash, cash equivalents, and short-term investments with two major financial institutions and such deposits exceed federally insured limits.

  The Company performs ongoing credit evaluations, does not require collateral, and maintains reserves for potential credit losses on customer accounts when deemed necessary. For the period from February 2, 1996 (date of inception) through September 30, 1996, one customer accounted for 90% of total revenue. For the year ended September 30, 1997, three customers accounted for approximately 79%, 6% and 13%, respectively, of all revenue generated by the Company, and 62%, 37% and 0% of accounts receivable at September 30, 1997, respectively. For the year ended September 30, 1998, four customers represented 35%, 16%, 14% and 12%, respectively, of all revenue generated by the Company, and 10%, 0%, 22% and 8% of accounts receivable at September 30, 1998, respectively. For the unaudited six-month period ended March 31, 1998, two customers accounted for 20% and 61% of all revenue generated by the Company. For the unaudited six-month period ended March 31, 1999, two customers accounted for 10% and 21% of all revenue generated by the Company and 0% and 47% of accounts receivable at March 31, 1999.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


 Recently Issued Accounting Pronouncements:

  In June 1997, the Financial Accounting Standards Board issued SFAS 130, Reporting Comprehensive Income. SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. The components of comprehensive income are as follows (in thousands):

                               For the Period                         For the Six
                               from Inception   For the Year Ended    Months Ended
                                (February 2,       September 30,       March 31,
                               1996) through    ------------------  -----------------
                             September 30, 1996   1997      1998     1998      1999
                             ------------------ --------  --------  -------  --------
                                                                      (Unaudited)
   Net loss................       $(3,535)      $(10,377) $(24,534) $(9,749) $(12,972)
   Unrealized loss on
    available for sale
    securities.............           --             --        --       --       (250)
   Foreign currency
    translation gains and
    (losses)...............           --             --        (49)      (4)       23
                                  -------       --------  --------  -------  --------
   Comprehensive net loss..       $(3,535)      $(10,377) $(24,583) $(9,753) $(13,199)
                                  =======       ========  ========  =======  ========

  During 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, effective for the fiscal year ended September 30, 1999. The Company is currently determining the disclosures that may be required under this pronouncement.

  In April 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Inktomi believes that the adoption of SOP 98-1 will not have a material impact on its consolidated financial statements. SOP 98-1 will be effective for Inktomi's consolidated financial statements for the fiscal year ending September 30, 2000.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for transactions entered into after March 31, 2000 and requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. Inktomi is currently assessing the impact of this new statement but does not expect any material effect on its consolidated financial position, liquidity or results of operation.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


 Unaudited Interim Financial Information

  In the opinion of management, the unaudited interim financial statements as of March 31, 1998 and 1999 and for the two six month periods then ended have been prepared on the same basis as the annual financial statements and reflect all adjustments that are necessary for the fair presentation of results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any interim period.

(2) Property and Equipment:

  Property and equipment consists of (in thousands):

                                                     September 30,
                                                     --------------  March 31,
                                                      1997   1998      1999
                                                     ------ ------- -----------
                                                                    (Unaudited)
     Computer equipment............................. $8,047 $21,386   $28,466
     Furniture and fixtures.........................    449   1,253     1,914
     Leashold improvements..........................     66     289        96
                                                     ------ -------   -------
                                                      8,562  22,928    30,476
   Less accumulated depreciation and amortization...  1,649   5,412     9,879
                                                     ------ -------   -------
                                                     $6,913 $17,516   $20,597
                                                     ====== =======   =======

  The Company recognized losses for the abandonment of leasehold improvements with net book values of $46,000 and $605,000 due to corporate relocations in May 1997 and March 1999, respectively. Assets acquired under capitalized lease obligations are included in computer equipment and furniture and fixtures and totaled $0 and $6,939,000 (including equipment previously purchased), with related amortization of $0 and $336,000 as of September 30, 1997 and 1998, respectively.

(3) Income Taxes

  The principal items accounting for the difference between the income tax benefits computed using the United States statutory rate and the provision for income taxes are as follows (in thousands):

                             For the Period
                             from Inception
                              (February 2,    Year Ended        Six Months
                             1996) through   September 30,    Ended March 31,
                             September 30,  ----------------  ----------------
                                  1996       1997     1998     1998     1999
                             -------------- -------  -------  -------  -------
                                                                (Unaudited)
   Federal tax benefit at
    statutory rate.........     $(1,201)    $(3,528) $(8,341) $(3,314) $(4,411)
   State taxes, net of
    federal tax effect.....        (215)       (527)  (1,427)    (569)    (757)
   Research and
    experimentation
    credits................         (58)        (76)    (469)    (175)    (171)
   Unutilized net operating
    losses.................       1,474      (4,131)  10,237    4,058    5,339
                                -------     -------  -------  -------  -------
                                $   --      $   --   $   --   $   --   $   --
                                =======     =======  =======  =======  =======

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


  Net deferred tax assets comprise (in thousands):

                                                 September 30,
                                                -----------------  March 31,
                                                 1997      1998       1999
                                                -------  --------  ----------
                                                                   (Unaudited)
   Net operating loss carryforwards............ $ 4,006  $ 13,276   $ 16,226
   Research and experimentation credit
    carryforwards..............................     132     1,087      1,180
   Other liabilities and reserves..............      84       731      1,458
   Property and equipment......................    (210)     (667)      (301)
   Acquired technology.........................     593       173         88
   Deferred revenue............................     357       524      1,371
   Valuation allowance.........................  (4,962)  (15,124)   (20,022)
                                                -------  --------   --------
     Net deferred tax assets................... $   --   $    --    $    --
                                                =======  ========   ========

  Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets.

  At March 31, 1999 (unaudited), the Company had the following carryforwards available to reduce future taxable income and income taxes (in thousands):

                                                                March 31, 1999
                                                                ---------------
                                                                Federal  State
                                                                ------- -------
                                                                  (Unaudited)
   Net operating loss carryforwards............................ $58,631 $32,818
   Research and experimentation credit carryforwards...........     661     519

  The federal and state net operating loss carryforwards expire through 2019 and 2004, respectively, and the research and experimentation credits expire through 2004.

  For federal and state tax purposes, the Company's net operating loss and research and experimentation credit carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur, as defined by federal and state tax laws.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


(4) Notes Payable and Line of Credit (in thousands):

                                                    September 30,
                                                   ----------------   March 31,
                                                    1997     1998       1999
                                                   -------  -------  -----------
                                                                     (Unaudited)
   Bank line (1).................................. $   --   $   198    $   484
   Bank equipment notes (2).......................   1,750    3,389      4,660
   Bank term note (3).............................   1,833    1,167        889
   Other bank note (4)............................     --       490        --
   Notes payable (5)..............................   3,397    2,444      1,861
   Other notes payable (6)........................     539      380        260
                                                   -------  -------    -------
                                                     7,519    8,068      8,154
   Less current portion...........................  (2,490)  (3,832)    (4,655)
                                                   -------  -------    -------
                                                   $ 5,029  $ 4,236    $ 3,499
                                                   =======  =======    =======

--------
(1) The Company has a $2,500,000 revolving bank line of credit collateralized by substantially all assets. Amounts borrowed under the line require monthly payments at prime (8.5% at September 30, 1998) and any unpaid principal and interest will be due on May 1, 1999. The Company also has $5,000,000 of additional unused availability under an equipment loan facility with the same bank. Borrowings under the facility are repayable in 36 equal monthly installments plus interest at 0.25% over prime (8.75% at September 30, 1998). The master bank credit agreement requires the Company to comply with certain financial covenants related to working capital, tangible net worth, debt service coverage and liquidity coverage. Pursuant to the agreement, the Company may not distribute cash dividends. As of September 30, 1998, the Company was in compliance with the covenants.
(2) The bank equipment notes include two loans. The first loan for $1,750,000 has monthly payments of interest only until May 1998 and then payable in equal monthly payments of $48,611 plus interest at 0.5% over prime (9.0% at September 30, 1998) through April 2001. The second loan for $2,000,000 has monthly payments of $55,556 plus interest at 0.25% over prime (8.75% at September 30, 1998) through June 2001. The notes have collateralization and covenant requirements consistent with the bank line of credit as described above.
(3) The bank term note is payable in equal monthly payments of $55,556 plus interest at 0.5% over prime (9.0% at September 30, 1998) through June 2000. The note has collateralization and covenant requirements consistent with the bank line of credit as described above.
(4) The other bank note consists of a term note obtained by C\\2\\B Technologies Inc., an Inktomi subsidiary. The maturity of this note was accelerated with the change of control of C\\2\\B Technologies in September 1998. The note was payable in full in November 1998 and required payment with interest at prime (8.5% at September 30, 1998).
(5) The two notes payable are payable in equal monthly payments of $102,895 and $4,741 which includes interest of 5.7% and 5.6% through September 2000 and November 2000, respectively. The notes are collateralized by all equipment purchased with the proceeds from the notes.
(6) Other notes payable are payable in equal monthly payments totaling $19,680 through March 2000, with a final balloon payment of $60,000. The notes payments include interest of 18.0%. The notes are collateralized by all equipment purchased with the proceeds from the notes.

  Scheduled maturities of long-term debt at September 30, 1998 are as follows:

   Years ending:
     September 30, 1999.................................................. $3,832
     September 30, 2000..................................................  3,338
     September 30, 2001..................................................    898
                                                                          ------
                                                                          $8,068
                                                                          ======

  The carrying value of notes payable approximated fair value as the related interest rates approximate market rates.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


(5) Accrued Liabilities:

  Accrued liabilities comprise (in thousands):

                                                       September 30,
                                                       -------------  March 31,
                                                        1997   1998     1999
                                                       ------ ------ -----------
                                                                     (Unaudited)
   Accrued payroll, vacation and bonuses.............. $1,079 $3,815   $3,823
   Other accrued liabilities..........................     69  2,949    3,055
                                                       ------ ------   ------
     Total accrued liabilities........................ $1,148 $6,764   $6,878
                                                       ====== ======   ======

(6) Commitments:

  The Company has entered into noncancellable operating leases for office space and equipment and capital leases for equipment with original terms ranging from six to 60 months. The future minimum lease payments under these leases at March 31, 1999 are as follows (in thousands):

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
   Six months ending September 30, 1999.......................  $ 3,580  $1,581
   Years ending September 30:
     2000.....................................................    8,159   3,099
     2001.....................................................    8,581   1,982
     2002.....................................................    8,282     --
     2003.....................................................    8,492     --
     2004 and thereafter......................................   52,166     --
                                                                -------  ------
   Total minimum lease payments...............................  $89,260  $6,662
                                                                =======
   Less amount representing interest..........................              969
                                                                         ------
   Present value of minimum lease payments....................            5,693
   Less current portion.......................................            2,340
                                                                         ------
                                                                         $3,353
                                                                         ======

  In October 1998, the Company signed a lease for new office space located in Foster City, California. This lease is anticipated to commence on June 8, 1999, for a duration of 11 years thereafter. During the term of the lease, Inktomi is to occupy a total of 177,147 square feet, incurring a minimum lease obligation of $79,928,000. In connection with this lease agreement, Inktomi paid a cash security deposit of $1,308,000 in October 1998 and provided a supplemental deposit in the form of a letter of credit in the amount of $4,844,000 in January 1999.

(7) Stockholders' Equity:

  In June 1998, all 19.5 million shares of Preferred Stock were converted into
26.0 million shares of common stock of the Company.

  In June 1998, the stockholders of the Company approved an amendment to the Company's certificate of incorporation authorizing 10,000,000 shares of undesignated preferred stock of which the Board of Directors has the authority to issue and to determine the rights, preferences and privileges.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


  In June 1998, the Company raised $42.0 million, net of issuance costs, from an initial public offering of 4,712,994 shares of common stock and other stock offerings.

  In November 1998, the Company completed a secondary offering of its common stock in which it sold 1,332536 shares raising $88.9 million, net of issuance costs and underwriters' discounts.

(8) Deferred Compensation and Other:

  Deferred compensation and other includes (in thousands):

                                                   September 30,
                                                   ---------------   March 31,
                                                    1997    1998       1999
                                                   ------  -------  -----------
                                                                    (Unaudited)
   Deferred compensation.......................... $ (103) $(2,496)   $(3,012)
   Warrants issued and options granted to
    consultants...................................  1,226      239        239
   Shareholder loans..............................   (214)    (880)      (392)
   Cumulative foriegn exchange adjustment.........    --       (49)       (26)
   Unrealized losses on short term investments....    --       --        (250)
                                                   ------  -------    -------
     Total deferred compensation and other
      equity...................................... $  909  $(3,186)   $(3,441)
                                                   ======  =======    =======

(9) Warrants:

  In 1997 and 1998, the Company issued warrants to a customer and financial providers to purchase common stock. At March 31, 1999 (unaudited) the following warrants were outstanding:

                             Common Stock Exercise Price    Expiration Dates
                             ------------ -------------- -----------------------
   Common stock.............   835,402      $  137,841         April 2002
   Common stock.............   407,612      $1,213,426   May 1999 to August 2001
   Common stock.............   194,446      $2,925,024          June 2002

  At March 31, 1999 (unaudited), 1,243,014 warrants were exercisable.

(10) Stock Options:

  Pursuant to the Inktomi Corporation 1998 Stock Plan, its 1996 Equity Incentive Plan, the C\\2\\B Technologies Inc. 1997 Stock Plan (the "Plans") as amended and the Impulse! Buy Network 1997 Stock Option Plan (the "Impulse Plan"), employees, directors and consultants of the Company may be granted options to purchase shares of Common Stock. At September 30, 1998, 2,000,000 shares of Common Stock were reserved under the 1998 plan and 111,023 shares were authorized under the Impulse Plan. At September 30, 1998, shares were no longer available for issuance from the 1996 and 1997 plans. Options granted under the Plans and the Impulse Plan include incentive stock options and nonqualified stock options. Stock options granted under the Plans generally vest over 36 to 50 months and are also immediately exercisable but subject to repurchase at cost in the event that the individual ceases to be an employee or provide services to the Company. Repurchase rights lapse on the original vesting schedule. Prior to the adoption of the Plans and the Impulse Plans, the Company granted nonqualified stock options to purchase Common Stock to certain employees and consultants. Options have a term of generally 10 years.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


  A summary of the activity under the Plans and the Impulse Plan is set forth below (in thousands, except per share amounts):

                                           Exercise   Aggregate     Weighted
                                          Price Per   Exercise      Average
                                 Shares     Share       Price    Exercise Price
                                 ------  ------------ ---------  --------------
   Outstanding at February 2,
    1996.......................     --            --  $    --           --
   Granted.....................   4,722   $0.11-$0.45      897       $ 0.19
   Canceled....................    (360)  $0.11-$0.45      (68)      $ 0.19
                                 ------               --------
   Outstanding at September 30,
    1996.......................   4,362   $0.11-$0.45      829       $ 0.19
   Granted.....................   4,290   $0.33-$1.95    1,244       $ 0.29
   Exercised...................  (4,434)  $0.11-$1.38     (975)      $ 0.22
   Canceled....................    (348)    $0.45          (80)      $ 0.23
                                 ------               --------
   Outstanding at September 30,
    1997.......................   3,870  $0.11- $1.95    1,018       $ 0.26
   Granted.....................   3,406  $3.33-$53.75   36,720       $10.80
   Exercised...................  (1,480) $0.11-$10.50   (1,288)      $ 0.87
   Canceled....................    (371) $0.45-$18.00     (223)      $ 0.60
                                 ------               --------
   Outstanding at September 30,
    1998.......................   5,425  $0.11-$53.75   36,227       $ 6.69
   Granted (unaudited).........   1,821  $1.20-$67.50   92,193       $50.60
   Exercised (unaudited).......    (253) $0.23- $0.86   (1,136)      $ 4.49
   Canceled (unaudited)........    (398) $0.23-$24.50     (712)      $ 1.79
                                 ------               --------
   Outstanding at March 31,
    1999 (unaudited)...........   6,595  $0.06-$67.50 $126,572       $19.21
                                 ======               ========

  At March 31, 1999 there were 5,558,104 shares which were no longer subject to vesting.

  The following table summarizes information with respect to stock options outstanding at March 31, 1999 (unaudited):

                          Options Outstanding              Options Exercisable
                   -------------------------------------  -----------------------
                                  Weighted
                                   Average
                                  Remaining    Weighted                 Weighted
     Range of        Number      Contractual   Average      Number      Average
     Exercise      Outstanding      Life       Exercise   Exercisable   Exercise
      Prices       at 3/31/99      (Years)      Price     at 3/31/99     Price
     --------      -----------   -----------   --------   -----------   --------
    $0.06-$0.69       2,297          7.03       $ 0.25       2,297       $ 0.25
   $0.98-$24.46       1,395          8.81       $ 5.08       1,323       $ 5.29
   $24.50-$67.50      2,903         10.59       $41.04       2,898       $41.04

  In connection with the completion of the Company's initial public offering and the acquisition of Impulse! Buy, certain options granted in 1997, 1998 and the unaudited six-month period ended March 31, 1999 have been considered to be compensatory. Compensation associated with such options for the years ended September 30, 1997, September 30, 1998 and the unaudited six-month period ended March 31, 1999 amounted to $103,000, $2,803,000 and $1,051,000 respectively. Of these amounts, $410,000 and $620,000 were charged to operations for the year ended September 30, 1998 and the unaudited six-month period ended March 31, 1999, respectively and $3,012,000 will be charged to operations during the remaining period to 2002.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


  The following information concerning the Plans and the Impulse Plan is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for the Plans and the Impulse Plan in accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations.

  The fair value of each employee and director stock option grant has been estimated on the date of grant using the minimum value method for grants in the period February 2, 1996 (date of inception) to September 30, 1996, the year ended September 30, 1997. For the year ended September 30, 1998, the fair value has been estimated using the Black-Scholes Option Pricing Model. The weighted average fair values for the period ended September 30, 1996, and the years ended September 30, 1997 and 1998, were $0.04, $0.09, and $10.50, respectively. The following assumptions were used in determining the fair value of options granted:

                                                        September 30,
                                             -----------------------------------
                                                1996        1997        1998
                                             ----------- ----------- -----------
   Risk-free interest rates................. 6.48%-6.60% 6.00%-6.47% 5.47%-6.60%
   Expected life............................   5 years     5 years     5 years
   Dividends................................     0%          0%          0%
   Volatility...............................     0%          0%         140%

  The following comprises the pro forma information pursuant to the provisions of SFAS No. 123 (in thousands):

                                                          September 30,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
   Net loss--Historical............................ $(3,535) $(10,377) $(24,534)
   Net loss--Pro Forma............................. $(3,575) $(10,752) $(26,054)

  These pro forma amounts may not be representative of the effects on pro forma net income (loss) for future years as options vest over several years and additional awards are generally made each year.

(11) Related Party Transaction:

  In April 1998, the Company provided a loan to a corporate officer to exercise Common Stock options. The loan totaled $666,000 and is repayable to the Company in April 2002, plus interest at a rate of 5.69%. The loan is collateralized by the underlying Common Stock purchased. As of March 31, 1999, $488,000 had been repaid.

(12) 401(k) Profit Sharing Plan:

  In May 1996, the Company established a 401(k) Profit Sharing Plan (the "401(k) Plan") which covers substantially all employees. Under the 401(k) Plan, employees are permitted to contribute up to 20% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Discretionary contributions may be made by the Company. No contributions have been made by the Company during the period ended September 30, 1998 and the unaudited six month period ended March 31, 1999.

                              INKTOMI CORPORATION

      (Information as of March 31, 1998 and 1999 and for the two six month periods then ended are unaudited)


(13) Earnings Per Share ("EPS"):

  The following is a reconciliation of the numerator and denominator used to determine basic and diluted EPS (in thousands, except per share amounts):

                               For the Period     For the Year        For the Six
                               from Inception    Ended September      Months Ended
                                (February 2,           30,             March 31,
                               1996) through    ------------------  -----------------
                             September 30, 1996   1997      1998     1998      1999
                             ------------------ --------  --------  -------  --------
                                                                      (Unaudited)
   Numerator--Basic and
    Diluted EPS
     Net loss..............       $(3,535)      $(10,377) $(24,534) $(9,749) $(12,972)
                                  =======       ========  ========  =======  ========
   Denominator--Basic and
    Diluted EPS
     Weighted average
      Common Stock
      outstanding..........         3,768         25,954    39,130   37,379    48,984
                                  =======       ========  ========  =======  ========
   Basic and diluted loss
    per common share.......       $ (0.94)      $  (0.40) $  (0.63) $ (0.26) $  (0.26)
                                  =======       ========  ========  =======  ========
   Common stock equivalents
    not included as they
    would be anti-
    dilutive...............        17,887         23,217     6,824   30,200     8,032
                                  =======       ========  ========  =======  ========

(14) Subsequent Events:

  In May 1999, a warrant holder elected to exercise its warrant to purchase 400,944 shares of Common Stock. As a result of a net exercise, the Company issued 392,117 shares of Common Stock to the warrant holder.

  In July 1999, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission covering the proposed sale of additional shares of its Common Stock to the public.

                                  UNDERWRITING

  Inktomi, the selling stockholders and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has each agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Hambrecht & Quist LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the Underwriters.

Underwriters                                                    Number of Shares
------------                                                    ----------------
Goldman, Sachs & Co. ..........................................
Morgan Stanley & Co. Incorporated..............................
Deutsche Bank Securities Inc. .................................
Hambrecht & Quist LLC..........................................
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated..........................................
                                                                   ---------
  Total........................................................    3,300,000
                                                                   =========

                               ----------------

  If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 495,000 shares from Inktomi to cover these sales. They may exercise that option for 30 days. If any shares are purchased pursuant to the option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following tables show the per share and total underwriting discounts and commissions to be paid to the Underwriters by Inktomi and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 495,000 additional shares.

                                Paid by the Company
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $
                         Paid by the Selling Stockholders
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

  Shares sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $       per share from the initial price to public. Any such
securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

  Inktomi and the selling stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans or shares issued by Inktomi in connection with acquisitions.

  In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

  These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  As permitted by Rule 103 under the Exchange Act, certain Underwriters and selling group members that are market makers ("passive market makers") in the common stock may make bids for or purchases of common stock in the Nasdaq National Market until a stabilizing bid has been made. Rule 103 generally provides that:

  . a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending within the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part,

  . a passive market maker may not effect transactions or display bids for common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers, and

  .  bids made by passive market makers must be identified as such.

  Inktomi estimates that the total expenses for the offering, excluding underwriting discounts and commissions, will be approximately $700,000.

  Inktomi and the selling stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.



                                ---------------



                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   4
Forward-Looking Information..............................................  12
Use of Proceeds..........................................................  13
Price Range of Common Stock..............................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  25
Management...............................................................  41
Principal and Selling Stockholders.......................................  44
Description of Capital Stock.............................................  47
Validity of Common Stock.................................................  48
Experts..................................................................  48
Where You Can Find Additional Information................................  48
Information Incorporated by Reference....................................  49
Index to Supplementary Consolidated Financial Statements................. F-1
Underwriting............................................................. U-1






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,300,000 Shares

                              Inktomi Corporation

                                  Common Stock

                                ---------------

                                 [INKTOMI LOGO]

                                ---------------

                              Goldman, Sachs & Co.

                           Morgan Stanley Dean Witter

                           Deutsche Banc Alex. Brown

                               Hambrecht & Quist

                              Merrill Lynch & Co.

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table shows the costs and expenses, payable by Inktomi in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount to
                                                                        be Paid
                                                                       ---------
   SEC registration fee............................................... $146,784
   NASD filing fee....................................................   30,500
   Nasdaq National Market listing fee.................................   17,500
   Printing expenses..................................................  250,000
   Legal fees and expenses............................................  100,000
   Accounting fees and expenses.......................................   80,000
   Blue Sky fees and expenses.........................................   15,000
   Transfer Agent and Registrar fees..................................   10,000
   Miscellaneous expenses.............................................   50,216
                                                                       --------
     Total............................................................ $700,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Article X of Inktomi's Amended and Restated certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

  Article VI of Inktomi's bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

  Inktomi has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Inktomi's bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Inktomi pursuant to the foregoing provisions, Inktomi has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of Inktomi in which indemnification is being sought, nor is Inktomi aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee, or other agent of Inktomi.

Item 16. Exhibits

 Exhibit
   No.                                Description
 -------                              -----------
  1.1    Underwriting Agreement
  4.1*   Specimen Common Stock Certificate
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Public Accountants
         (relating to consolidated financial statements and supplementary consolidated financial statements of Inktomi Corporation)
 23.2    Consent of Counsel (included in Exhibit 5.1)
 24.1    Power of Attorney (See II-3)
 27.1    Financial Data Schedules

--------
* Incorporated by reference to Exhibit 4.1 previously filed with Inktomi's Registration Statement on Form S-1 (No. 333-50247).

Item 17. Undertakings

  Inktomi undertakes:

    1. That, for the purpose of determining any liability under the Securities Act, each filing of Inktomi's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
  Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Inktomi pursuant to the foregoing provisions, or otherwise, Inktomi has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Inktomi of expenses incurred or paid by a director, officer, or controlling person of Inktomi in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Inktomi will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    3. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    4. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, Inktomi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 9th day of July, 1999.

                                          Inktomi Corporation

                                                   /s/ Jerry M. Kennelly
                                          By: _________________________________
                                             Jerry M. Kennelly, Vice President
                                                        of Finance
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, David C. Peterschmidt and Jerry M. Kennelly their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

    /s/ David C. Peterschmidt          President, Chief Executive    July 9, 1999
______________________________________  Officer and Chairman of
        David C. Peterschmidt           the Board of Directors
                                        (Principal Executive
                                        Officer)

      /s/ Jerry M. Kennelly            Vice President of Finance     July 9, 1999
______________________________________  and Chief Financial
          Jerry M. Kennelly             Officer (Principal
                                        Financial and Accounting
                                        Officer)

          /s/ Frank Gill               Director                      July 9, 1999
______________________________________
              Frank Gill

       /s/ Alan F. Shugart             Director                      July 9, 1999
______________________________________
           Alan F. Shugart

        /s/ Eric A. Brewer             Director                      July 9, 1999
______________________________________
            Eric A. Brewer

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ John A. Porter             Director                      July 9, 1999
______________________________________
            John A. Porter

      /s/ Fredric W. Harman            Director                      July 9, 1999
______________________________________
          Fredric W. Harman

                                 EXHIBIT INDEX

 Exhibit
   No.                                Description
 -------                              -----------
  1.1    Underwriting Agreement
  4.1*   Specimen Common Stock Certificate
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Public Accountants
         (relating to consolidated financial statements and supplementary consolidated financial statements of Inktomi Corporation)
 23.2    Consent of Counsel (included in Exhibit 5.1)
 24.1    Power of Attorney (See II-3)
 27.1    Financial Data Schedules

--------
* Incorporated by reference to Exhibit 4.1 previously filed with the Inktomi's Registration Statement on Form S-1 (No. 333-50247).